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                     RESTATED AGREEMENT AND PLAN OF MERGER


                                    between


                            BANKAMERICA CORPORATION


                                      and


                          CONTINENTAL BANK CORPORATION




                                 ______________




                          Dated as of January 27, 1994





       ================================================================

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
ARTICLE I THE MERGER AND RELATED TRANSACTIONS   . . . . . . . . .    2
1.1       Effective Time of the Merger  . . . . . . . . . . . . .    2
1.2       Closing   . . . . . . . . . . . . . . . . . . . . . . .    2
1.3       Effects of the Merger   . . . . . . . . . . . . . . . .    2
1.4       Absence of Control  . . . . . . . . . . . . . . . . . .    2

ARTICLE II CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . .    2
2.1       Certain Definitions . . . . . . . . . . . . . . . . . .    2

ARTICLE III MANNER OF CONVERTING SHARES . . . . . . . . . . . . .    7
3.1       Conversion  . . . . . . . . . . . . . . . . . . . . . .    7
3.2       Conversion of Continental Common Stock  . . . . . . . .    9
3.3       Election Procedures   . . . . . . . . . . . . . . . . .   10
3.4       Continental Termination Right; BAC Adjustment Right;
          Cap on Final BAC Stock Price for Calculation of Per
          Share Stock and Cash Consideration  . . . . . . . . . .   12
3.5       Adjustments for Dilution and Other Matters  . . . . . .   13
3.6       Illustrative Cases  . . . . . . . . . . . . . . . . . .   14
3.7       Conversion of Dissenting Continental Stock  . . . . . .   14

ARTICLE IV EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . .   14
4.1       Exchange Procedures   . . . . . . . . . . . . . . . . .   14
4.2       Voting and Dividends  . . . . . . . . . . . . . . . . .   15
4.3       No Liability  . . . . . . . . . . . . . . . . . . . . .   15
4.4       Withholding Rights  . . . . . . . . . . . . . . . . . .   15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CONTINENTAL   . . . .   16
5.1       Organization, Standing and Authority  . . . . . . . . .   16
5.2       Capital Structure   . . . . . . . . . . . . . . . . . .   16
5.3       Authority   . . . . . . . . . . . . . . . . . . . . . .   18
5.4       SEC Documents   . . . . . . . . . . . . . . . . . . . .   19
5.5       Information Supplied  . . . . . . . . . . . . . . . . .   20
5.6       Compliance with Applicable Laws   . . . . . . . . . . .   20
5.7       Other Activities of Continental and its Subsidiaries  .   21
5.8       Litigation  . . . . . . . . . . . . . . . . . . . . . .   21
5.9       Taxes   . . . . . . . . . . . . . . . . . . . . . . . .   22
5.10      Tax Disclosure  . . . . . . . . . . . . . . . . . . . .   22
5.11      Certain Agreements  . . . . . . . . . . . . . . . . . .   22
5.12      Employee Benefit Plans; ERISA   . . . . . . . . . . . .   23
5.13      Subsidiaries  . . . . . . . . . . . . . . . . . . . . .   25
5.14      Agreements with Bank Regulators   . . . . . . . . . . .   25
5.15      Absence of Certain Changes or Events  . . . . . . . . .   25
5.16      Section 203 of the DGCL and Other State Takeover Laws
          Not Applicable  . . . . . . . . . . . . . . . . . . . .   26
5.17      Continental Rights Agreement  . . . . . . . . . . . . .   26
5.18      Properties  . . . . . . . . . . . . . . . . . . . . . .   26
5.19      Allowance for Credit Losses   . . . . . . . . . . . . .   26
5.20      Tax and Certain Regulatory Matters  . . . . . . . . . .   26
5.21      Material Contract Defaults  . . . . . . . . . . . . . .   26
5.22      Insurance   . . . . . . . . . . . . . . . . . . . . . .   27
5.23      Labor and Employment Matters  . . . . . . . . . . . . .   27
5.24      Material Interests of Certain Persons   . . . . . . . .   28
5.25      Registration Obligations  . . . . . . . . . . . . . . .   28
5.26      Brokers and Finders   . . . . . . . . . . . . . . . . .   28
5.27      Environmental Matters   . . . . . . . . . . . . . . . .   28
5.28      Accounting Records  . . . . . . . . . . . . . . . . . .   29

5.29      Undisclosed Liabilities   . . . . . . . . . . . . . . .   29
5.30      Intellectual Property Rights  . . . . . . . . . . . . .   29
5.31      Investment Securities   . . . . . . . . . . . . . . . .   30
5.32      Loans   . . . . . . . . . . . . . . . . . . . . . . . .   30
5.33      Interest Rate Risk Management Instruments   . . . . . .   30
5.34      Compliance with Policies  . . . . . . . . . . . . . . .   31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BAC  . . . . . . . .   31
6.1       Organization, Standing, and Authority . . . . . . . . .   31
6.2       Authorization of Merger and Related Transactions  . . .   31
6.3       Financial Statements  . . . . . . . . . . . . . . . . .   32
6.4       Information Supplied  . . . . . . . . . . . . . . . . .   32
6.5       Capital Stock   . . . . . . . . . . . . . . . . . . . .   32
6.6       Tax and Regulatory Matters  . . . . . . . . . . . . . .   32
6.7       Brokers and Finders   . . . . . . . . . . . . . . . . .   32
6.8       Allowance for Credit Losses   . . . . . . . . . . . . .   33
6.9       Absence of Certain Changes or Events  . . . . . . . . .   33
6.10      Litigation  . . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE VII CONDUCT OF CONTINENTAL'S BUSINESSES . . . . . . . . .   33
7.1       Conduct of Business   . . . . . . . . . . . . . . . . .   33
7.2       Forbearances  . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE VIII ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . .   35
8.1       Access and Information  . . . . . . . . . . . . . . . .   35
8.2       S-4; Regulatory Matters   . . . . . . . . . . . . . . .   36
8.3       Stockholders' Approval  . . . . . . . . . . . . . . . .   36
8.4       Other Offers  . . . . . . . . . . . . . . . . . . . . .   36
8.5       Press Releases  . . . . . . . . . . . . . . . . . . . .   37
8.6       Notice of Defaults  . . . . . . . . . . . . . . . . . .   37
8.7       Miscellaneous Agreements and Consents   . . . . . . . .   37
8.8       Indemnification   . . . . . . . . . . . . . . . . . . .   37
8.9       Conversion of Stock Options; Restricted Stock   . . . .   38
8.10      Certain Change of Control Matters   . . . . . . . . . .   39
8.11      Termination Payment and Other Matters   . . . . . . . .   39
8.12      Letter of Continental's Accountants   . . . . . . . . .   40
8.13      Letter of BAC's Accountants   . . . . . . . . . . . . .   40
8.14      Advice of Changes; Government Filings   . . . . . . . .   40
8.15      Accounting Methods  . . . . . . . . . . . . . . . . . .   41
8.16      Coordination of Dividends   . . . . . . . . . . . . . .   41
8.17      Continental Accruals and Reserves   . . . . . . . . . .   41
8.18      Affiliates  . . . . . . . . . . . . . . . . . . . . . .   41
8.19      Additional Agreements   . . . . . . . . . . . . . . . .   41
8.20      Intentionally Omitted   . . . . . . . . . . . . . . . .   41
8.21      BAC Severance Benefits  . . . . . . . . . . . . . . . .   41
8.22      Continental Benefit Plans   . . . . . . . . . . . . . .   42
8.23      Continental Internal Audit Function; Peer Review  . . .   42
8.24      Continental Dividend Reinvestment Plan  . . . . . . . .   42
8.25      Execution and Delivery of Stock Option Agreement  . . .   42

ARTICLE IX CONDITIONS . . . . . . . . . . . . . . . . . . . . . .   42
9.1       Conditions to Each Party's Obligation to Effect the
          Merger  . . . . . . . . . . . . . . . . . . . . . . . .   42
9.2       Conditions to Obligations of Continental to Effect the
          Merger  . . . . . . . . . . . . . . . . . . . . . . . .   43
9.3       Conditions to Obligations of BAC to Effect the Merger .   44

ARTICLE X TERMINATION AND AMENDMENT . . . . . . . . . . . . . . .   46
10.1      Termination   . . . . . . . . . . . . . . . . . . . . .   46
10.2      Special BAC Rights of Termination   . . . . . . . . . .   47



10.3      Effect of Termination   . . . . . . . . . . . . . . . .   47
10.4      Non-Survival of Representations, Warranties and
          Covenants Following the Effective Time  . . . . . . . .   47
10.5      Termination Expenses.   . . . . . . . . . . . . . . . .   47
10.6      Amendment   . . . . . . . . . . . . . . . . . . . . . .   48
10.7      Extension; Waiver   . . . . . . . . . . . . . . . . . .   48

ARTICLE XI  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . .   48
11.1      Expenses  . . . . . . . . . . . . . . . . . . . . . . .   48
11.2      Entire Agreement  . . . . . . . . . . . . . . . . . . .   48
11.3      Amendments  . . . . . . . . . . . . . . . . . . . . . .   48
11.4      Waivers   . . . . . . . . . . . . . . . . . . . . . . .   48
11.5      No Assignment   . . . . . . . . . . . . . . . . . . . .   49
11.6      Notices   . . . . . . . . . . . . . . . . . . . . . . .   49
11.7      Specific Performance  . . . . . . . . . . . . . . . . .   50
11.8      Governing Law   . . . . . . . . . . . . . . . . . . . .   50
11.9      Consent to Jurisdiction   . . . . . . . . . . . . . . .   50
11.10     Counterparts  . . . . . . . . . . . . . . . . . . . . .   50
11.11     Captions  . . . . . . . . . . . . . . . . . . . . . . .   50


                     RESTATED AGREEMENT AND PLAN OF MERGER

  This RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of January 27, 1994 between BANKAMERICA CORPORATION, a Delaware corporation ("BAC"), and CONTINENTAL BANK CORPORATION, a Delaware corporation ("Continental"). This Agreement amends and restates that certain Agreement and Plan of Merger, dated as of January 27, 1994, between BAC and Continental. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Article II.

                              W I T N E S S E T H:

  WHEREAS, BAC and Continental are registered bank holding companies under the Bank Holding Company Act of 1956, as amended (the "BHCA"); and

  WHEREAS, the Boards of Directors of BAC and Continental have concluded that there would be substantial long-term benefits to both organizations and their respective stockholders arising from a business combination resulting in a strategic alliance between the equity owners of BAC and Continental, including without limitation, the opening of important new geographic markets for both BAC and Continental; and

  WHEREAS, BAC believes that it would be advantageous to the future operations of BAC and Continental that the headquarters of the United States corporate banking division of BAC be located in the City of Chicago, State of Illinois, following the business combination so that substantially all of the administrative operations of such division as now conducted would be headquartered in Chicago in combination with the similar operations of Continental, and BAC intends to so relocate such operations of BAC after the business combination; and

  WHEREAS, as a condition and inducement to BAC's willingness to enter into this Agreement, Continental and BAC are entering into immediately after the execution and delivery hereof a Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement") pursuant to which Continental shall grant to BAC an option to purchase shares of the Common Stock, par value $4 per share, of Continental (the "Continental Common Stock"); and

  WHEREAS, BAC and Continental desire to make certain representations, warranties, covenants and agreements in connection with the transactions hereby contemplated and to prescribe various conditions thereto; and

  WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, BAC shall have the option to effect a business combination with Continental by way of a merger of Continental with and into BAC, or by such other means as are provided for herein (the "Merger"); and

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, the respective Boards of Directors of BAC and Continental have resolved that the transactions described herein are in the best interests of the parties and their respective stockholders and have approved the transactions described herein.

  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                      THE MERGER AND RELATED TRANSACTIONS

  1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on or after the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month (unless BAC agrees to waive this clause (a), in which case it shall not be applicable), (b) after satisfaction (or waiver) of the condition set forth in
Section 9.1(b), and (c) at least two business days after satisfaction (or waiver) of each of the other conditions set forth in Section 9.1, and the conditions set forth in Sections 9.2(b) and 9.3(b) (other than the delivery of the certificates referred to in Sections 9.2(b) and 9.3(b)) (provided that the other closing conditions set forth in Article IX have been met or waived as provided in Article IX at or prior to the Closing) (the "Closing Date"), at the offices of BAC in San Francisco, California, unless another time, date or place is agreed to in writing by the parties hereto.

  1.3     Effects of the Merger.

  (a) At the Effective Time, (i) the separate existence of Continental shall cease, subject to Section 1.4, and Continental shall be merged with and into BAC, (ii) the Certificate of Incorporation of BAC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (iii) the By-laws of BAC as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

  (b) As used in this Agreement, "Constituent Corporations" shall mean BAC and Continental and "Surviving Corporation" shall mean BAC.

  (c) At and after the Effective Time, the Merger will have the effects set forth in section 259 of the DGCL.

  1.4 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties that BAC by reason of this Agreement shall not (until consummation of the transactions contemplated hereby) control, and shall not be deemed to control, directly or indirectly, Continental or any of its Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Continental or any of its Subsidiaries.


                                   ARTICLE II

                              CERTAIN DEFINITIONS

  2.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

  (a)     "Acquisition Event" shall have the meaning set forth in Section 8.11.

  (b)     "Acquisition Proposal" shall have the meaning set forth in Section
8.4.

  (c) "Affiliate" shall mean, with respect to any person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

  (d)     "Aggregate Value" shall have the meaning set forth in Section 8.11.

  (e) "Agreement" shall have the meaning set forth in the introduction to this Agreement.

  (f)     "Allowance" shall have the meaning set forth in Section 5.19.

  (g) "BAC" shall have the meaning set forth in the introduction to this Agreement.

  (h) "BAC Common Stock" shall mean the common stock, par value $1.5625 per share, of BAC.

  (i)     "BAC Financial Statements" shall have the meaning set forth in
Section 6.3.

  (j)     "BAC Mirror Preferred Stock" shall have the meaning set forth in
Section 3.1(a)(ii).

  (k)     "BAC Series 1 Preferred Stock" shall have the meaning set forth in
Section 3.1(a)(ii).

  (l)     "BAC Series 2 Preferred Stock" shall have the meaning set forth in
Section 3.1(a)(ii).

  (m) "Bank Regulators" shall mean the Federal Reserve Board, the OCC, the FDIC, the Office of Thrift Supervision and the Illinois Commissioner of Banks and Trust Companies.

  (n) "BHCA" shall have the meaning set forth in the recitals to this Agreement.

  (o)     "BofA" shall have the meaning set forth in Section 8.14.

  (p)     "Call Reports" shall have the meaning set forth in Section 5.4.

  (q)     "Cash Designees" shall have the meaning set forth in Section 3.3.

  (r)     "Cash Election Shares" shall have the meaning set forth in Section
3.3.

  (s)     "CB" shall have the meaning set forth in Section 5.1.

  (t)     "Ceiling Price" shall have the meaning set forth in Section 3.4.

  (u)     "Certificate of Merger" shall have the meaning set forth in Section
1.1.

  (v)     "Closing" shall have the meaning set forth in Section 1.2.

  (w)     "Closing Date" shall have the meaning set forth in Section 1.2.

  (x) "Closing Price" of a given class of stock for a given day shall mean the closing price of a share of such class of stock as reported on the New York Stock Exchange Composite Transaction Tape for such day.

  (y) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

  (z) "Condition" shall mean, with respect to BAC or Continental, the financial condition, assets, businesses, results of operations or prospects of such party.

  (aa)    "Constituent Corporations" shall have the meaning set forth in
Section 1.3(b).

  (ab)    "Contaminant" shall have the meaning set forth in Section 5.27.

  (ac) "Continental" shall have the meaning set forth in the introduction to this Agreement.

  (ad) "Continental Common Stock" shall mean the common stock, $4 par value per share, of Continental.

  (ae)    "Continental Disclosure Schedule" shall have the meaning set forth in
Article V.

  (af) "Continental Financial Statements" shall have the meaning set forth in Section 5.4.

  (ag)    "Continental 1991 Plan" shall have the meaning set forth in Section
8.9(a).

  (ah)    "Continental Options" shall have the meaning set forth in Section
5.2(a).

  (ai)    "Continental Permits" shall have the meaning set forth in Section 5.6.

  (aj)    "Continental Preferred Stock" shall have the meaning set forth in
Section 3.1(a)(ii).

  (ak) "Continental Rights Agreement" shall mean the Stockholder Rights Plan adopted by Continental on July 22, 1991.

  (al)    "Continental SEC Documents" shall have the meaning set forth in
Section 5.4.

  (am) "Continental Series 1 Preferred Stock" shall have the meaning set forth in Section 3.1(a)(ii).

  (an) "Continental Series 2 Preferred Stock" shall have the meaning set forth in Section 3.1(a)(ii).

  (ao) "Continental Stock Plans" shall have the meaning set forth in Section 5.2(a).

  (ap)    "Determination Date" shall mean the last day of the Valuation Period.

  (aq)    "DGCL" shall have the meaning set forth in Section 1.1.

  (ar)    "Dissenting Continental Stock" shall have the meaning set forth in
Section 3.1(a)(vi).

  (as)    "Dissenting Series 2 Holders" shall have the meaning set forth in
Section 3.1(a)(ii).

  (at)    "Effective Time" shall have the meaning set forth in Section 1.1.

  (au)    "Election Deadline" shall have the meaning set forth in Section 3.3.

  (av)    "Election Form" shall have the meaning set forth in Section 3.3.

  (aw)    "Election Form Record Date" shall have the meaning set forth in
Section 3.3.

  (ax) "Employee" shall mean any current or former employee, officer or director, independent contractor, retiree and any dependent or spouse thereof, and any other beneficiary under a Plan.

  (ay)    "Environmental Law" shall have the meaning set forth in Section 5.27.

  (az)    "ERISA" shall have the meaning set forth in Section 5.12(a).

  (ba)    "Exchange Act" shall have the meaning set forth in Section 5.3(c).

  (bb)    "Exchange Agent" shall have the meaning set forth in Section 3.1(e).

  (bc)    "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  (bd)    "FDIC" shall mean the Federal Deposit Insurance Corporation.

  (be) "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

  (bf) "Final BAC Stock Price" shall mean the average of the Closing Prices of BAC Common Stock for the Valuation Period.

  (bg)    "Floor Price" shall have the meaning set forth in Section 3.4.

  (bh)    "FLSA" shall mean the Fair Labor Standards Act.

  (bi) "GAAP" shall mean generally accepted accounting principles in the United States.

  (bj)    "Governmental Entity" shall have the meaning set forth in Section
5.3(c).

  (bk)    "HSR Act" shall have the meaning set forth in Section 5.3(c).

  (bl)    "Indemnified Party" shall have the meaning set forth in Section
8.8(a).

  (bm)    "IRCA" shall have the meaning set forth in Section 5.23.

  (bn)    "IRS" shall have the meaning set forth in Section 5.9.

  (bo) "Lien" shall mean any mortgage, lien, pledge, charge, assignment for security purposes, security interest, or encumbrance of any kind with respect to an asset, including any conditional sale agreement or capital lease or other title retention agreement relating to such asset.

  (bp)    "Mailing Date" shall have the meaning set forth in Section 3.3.

  (bq) "Market Price" shall mean with respect to any class of stock, the closing price per share as reported by The Wall Street Journal under the heading New York Stock Exchange Composite Transactions, or any comparable heading then in use.

  (br) "Material Adverse Effect" shall mean, with respect to BAC or Continental, a material adverse effect (whether or not required to be accrued or disclosed under SFAS No. 5) on the Condition of such party and its Subsidiaries, taken as a whole, or on the ability of such party to consummate the transactions contemplated hereby.

  (bs) "Merger" shall have the meaning set forth in the recitals to this Agreement.

  (bt) "Merger Consideration" shall mean the combination of (i) BAC Common Stock, (ii) BAC Mirror Preferred Stock, and (iii) cash to be issued by BAC in the Merger.

  (bu)    "Merger Corporation" shall have the meaning set forth in Section 3.4.

  (bv)    "No Election Shares" shall have the meaning set forth in Section 3.3.

  (bw)    "NLRA" shall mean the National Labor Relations Act.

  (bx)    "NYSE" shall mean the New York Stock Exchange, Inc.

  (by)    "OCC" shall mean the Office of the Comptroller of the Currency.

  (bz) "Person" or "person" shall mean any individual, corporation, association, partnership, group (as defined in section 13(d)(3) of the Exchange
Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

  (ca)    "Per Share Cash Consideration" shall have the meaning set forth in
Section 3.2.

  (cb)    "Per Share Stock Consideration" shall have the meaning set forth in
Section 3.2.

  (cc)    "Plan" shall have the meaning set forth in Section 5.12(a).

  (cd)    "Proxy Statement" shall have the meaning set forth in Section 5.3(c).

  (ce)    "Regulatory Agreement" shall have the meaning set forth in Section
5.14.

  (cf)    "Release" shall have the meaning set forth in Section 5.27.

  (cg) "Remedies Exception" shall mean bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or general equity principles (whether considered in a proceeding at law or in equity) and the discretion of the courts.

  (ch)    "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 9.1(b)

  (ci)    "Restricted Stock" shall have the meaning set forth in Section 8.9(b).

  (cj)    "SEC" shall mean the Securities and Exchange Commission.

  (ck)    "Securities Act" shall have the meaning set forth in Section 4.1.

  (cl)    "S-4" shall have the meaning set forth in Section 5.5.

  (cm) "Significant Subsidiary" shall mean a Subsidiary that is defined as "significant" under Rule 1-02 of Regulation S-X of the SEC.

  (cn)    "Special Termination Rights" shall have the meaning set forth in
Section 10.2.

  (co) "State Banking Approvals" shall have the meaning set forth in Section 5.3(c).

  (cp)    "State Takeover Laws" shall have the meaning set forth in Section
5.3(c).

  (cq)    "Stock Amount" shall have the meaning set forth in Section 3.2.

  (cr)    "Stock Designees" shall have the meaning set forth in Section 3.3.

  (cs)    "Stock Election Shares" shall have the meaning set forth in Section
3.3.

  (ct) "Stock Option Agreement" shall have the meaning set forth in the recitals to this Agreement.

  (cu)    "Stockholders' Meeting" shall have the meaning set forth in Section
8.3.

  (cv) "Subsidiary" shall mean, in the case of either BAC or Continental, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity (i) in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith or (ii) which is domiciled outside of the United States and which is not controlled by such company (and which, in the case of Continental, is listed on the Continental Disclosure Schedule and its business, operations, results of operation and financial condition are described).

  (cw)    "Surviving Corporation" shall have the meaning set forth in Section
1.3(b).

  (cx)    "Tax" shall have the meaning set forth in Section 5.9.

  (cy)    "Trust Activities" shall have the meaning set forth in Section 5.7(d).

  (cz) "Valuation Period" shall mean the 10 consecutive days on which shares of BAC Common Stock are traded on the NYSE ending on the tenth calendar day immediately prior to the anticipated Effective Time.

  (da)    "Violation" shall have the meaning set forth in Section 5.3(b).

  (db)    "Voting Debt" shall have the meaning set forth in Section 5.2(b).

  (dc) "Voting Power" shall mean the right to vote generally in the election of Directors of Continental through the beneficial ownership of Continental Common Stock or other securities entitled to vote generally in the election of Directors of Continental.

  (dd)    "WARN" shall have the meaning set forth in Section 5.23.


                                  ARTICLE III

                          MANNER OF CONVERTING SHARES

  3.1     Conversion.

  (a) Subject to the provisions of this Article III and of Article I, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted as follows:

          (i) Each of the shares of capital stock of BAC issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of Common Stock of the Surviving Corporation;

          (ii) Each share of Adjustable Rate Preferred Stock, Series 1, $50 stated value, of Continental ("Continental Series 1 Preferred Stock"), outstanding immediately prior to the Effective Time shall be converted into one share of Adjustable Rate Preferred Stock, Series 1, $50 stated value, of BAC ("BAC Series 1 Preferred Stock"). Each share of the Adjustable Rate Preferred Stock, Series 2, $100 stated value, of Continental ("Continental Series 2 Preferred Stock" and, together with Continental Series 1 Preferred Stock, the "Continental Preferred Stock") outstanding immediately prior to the Effective Time (except shares held by persons who demand appraisal in compliance with all provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Series 2 Holders") but only if holders of such shares are then entitled to so dissent and demand appraisal pursuant to the DGCL) shall be converted into one share of Adjustable Rate Preferred Stock,

  Series 2, $100 stated value, of BAC ("BAC Series 2 Preferred Stock" and, together with BAC Series 1 Preferred Stock, the "BAC Mirror Preferred Stock"). The BAC Series 1 Preferred Stock and BAC Series 2 Preferred Stock shall have the terms substantially as set forth in the forms of Certificate of Designation, Preferences and Rights attached hereto as Exhibits 3.1(a)(ii)-1 and 3.1(a)(ii)-2, respectively. All such shares of Continental Preferred Stock, other than shares held by Dissenting Series 2 Holders (if such holders are then entitled to dissent and demand appraisal as set forth above), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares of Continental Preferred Stock shall thereafter represent the shares of BAC Series 1 Preferred Stock or BAC Series 2 Preferred Stock, as the case may be, into which such Continental Preferred Stock has been converted. Certificates previously representing shares of Continental Preferred Stock shall be exchanged for certificates representing whole shares of BAC Series 1 Preferred Stock or BAC Series 2 Preferred Stock to be issued in consideration therefor upon the surrender of such certificates in accordance with Section 4.1. If holders of shares of Continental Series 2 Preferred Stock are entitled to dissent from the Merger and demand appraisal of their shares under the DGCL, any issued and outstanding shares of Continental Series 2 Preferred Stock held by a Dissenting Series 2 Holder shall not be converted as described in this
  Section 3.1(a)(ii) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Series 2 Holder pursuant to section 262 of the DGCL; provided, however, that each share of Continental Series 2 Preferred Stock outstanding immediately prior to the Effective Time and held by a Dissenting Series 2 Holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time, into one share of BAC Series 2 Preferred Stock;

          (iii) Subject to the provisions of Section 3.5, each share of Continental Common Stock (including the related rights issued under the Continental Rights Agreement) issued and outstanding immediately prior to the Effective Time which under the terms of Section 3.2 is to be converted into cash shall be converted into the right to receive the Per Share Cash Consideration (as defined in Section 3.2);

          (iv) Subject to the provisions of Section 3.5, each share of Continental Common Stock (including the related rights issued under the Continental Rights Agreement) issued and outstanding immediately prior to the Effective Time which under the terms of Section 3.2 is to be converted into BAC Common Stock shall be converted into the right to receive the Per Share Stock Consideration (as defined in Section 3.2);

          (v) Each Continental Option outstanding as of the Effective Time shall be treated in accordance with the provisions of Section 8.9; and

          (vi) Each outstanding share of Continental Stock as to which a written demand for appraisal is filed in accordance with section 262 of the DGCL at or prior to the Stockholders' Meeting and not withdrawn at or prior to the Stockholders' Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive BAC Common Stock or cash hereunder unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to appraisal of and payment for his or her Continental Common Stock under such section 262, at which time his or her shares shall either be converted into BAC Common Stock or cash as set forth in Section 3.1(a)(iii) or (iv) in accordance with
  Section 3.7. All such shares of Continental Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the time of such vote and which are not voted in favor of the Merger, except any such shares of Continental Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost his or her right to appraisal of payment for his or her shares of Continental Common Stock under such section 262 are herein called "Dissenting Continental Stock." Continental shall give BAC prompt notice upon receipt by Continental of any written demands for appraisal rights, withdrawal of such demands, and any other instruments served pursuant to section 262 of the DGCL and Continental shall give BAC the opportunity to direct all negotiations and proceedings with respect to such demands. Continental shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of BAC, settle or offer to settle any such demands. Each holder of Continental Common Stock who becomes entitled, pursuant to provisions of said section 262, to payment for his or her shares of Continental Common Stock under the provisions of said section shall receive payment therefor from the Surviving Corporation and such shares of Continental Common Stock shall be canceled.

  (b) The calculations of the computations required by this Article III shall be prepared by BAC prior to the Closing Date and shall be set forth in a statement furnished to Continental showing in reasonable detail the manner of calculation.

  (c) Each of the shares of Continental capital stock held by BAC or any of its wholly owned Subsidiaries or Continental or any of its wholly owned Subsidiaries, other than shares held by BAC or any of its wholly owned Subsidiaries or Continental or any of its wholly owned Subsidiaries in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  (d) Notwithstanding any other provisions of this Agreement, each holder of shares of Continental Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of BAC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BAC Common Stock multiplied by the Market Price of one share of BAC Common Stock at the close of business on the trading day next preceding the Closing Date. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share.

  (e) At the Effective Time, the stock transfer books of Continental shall be closed as to holders of Continental capital stock immediately prior to the Effective Time and no transfer of Continental capital stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article IV of this Agreement to the exchange agent, Chemical Trust Company of California (the "Exchange Agent"), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of BAC or BAC Mirror Preferred Stock, as the case may be, and a check representing the amount of cash, if any, into which the Continental capital stock represented thereby was converted in the Merger. Any other provision of this Agreement notwithstanding, neither BAC, Continental, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Continental capital stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

  3.2 Conversion of Continental Common Stock. Subject to Sections 3.4 and 3.5, each share of Continental Common Stock outstanding at the Effective Time shall be converted into the right to receive, at the election of the holder thereof as provided in Section 3.3, either:

          (i) a number of shares of BAC Common Stock equal to the sum of (A) .4158 and (B) the ratio of $18.375 to the Final BAC Stock Price (such sum, the "Per Share Stock Consideration"), or

          (ii) cash equal to the sum of (A) $18.375 and (B) the product of .4158 and the Final BAC Stock Price (such sum, the "Per Share Cash Consideration");

provided that, subject to Section 3.4, the aggregate number of shares of BAC Common Stock that shall be issued in the Merger (the "Stock Amount") shall equal the number obtained by multiplying (x) 0.8152 and (y) 51% of the total number of shares of Continental Common Stock outstanding (other than treasury shares) at the Determination Date.

  3.3 Election Procedures. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Continental Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as BAC and Continental shall mutually agree ("Election Form") shall be mailed thirty-five days prior to the anticipated Effective Date or on such other date as Continental and BAC shall mutually agree ("Mailing Date") to each holder of record of Continental Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

  Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive only BAC Common Stock with respect to such holder's Continental Common Stock ("Stock Election Shares"), to elect to receive only cash with respect to such holder's Continental Common Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares").

  Holders of Continental Common Stock who duly elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger may also elect to have their share holdings divided into blocks of not less than 5,000 shares of Continental Common Stock with any remaining shares being added to one of the designated blocks of 5,000 shares (such blocks being herein called the "Stock Blocks") for purposes of the allocation procedures described below in this Section 3.3. Such holders who do not make such election or who hold less than 5,000 shares of Continental Common Stock will have all of their holdings treated as a single Stock Block for purposes of such allocation procedures.

  Any Continental Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form on or before 5:00 p.m., on the 20th day following the Mailing Date (or such other time and date as BAC and Continental may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares."

  BAC shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Continental Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and Continental shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

  Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Continental Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Continental Common Stock represented by such Election Form shall become No Election Shares and BAC shall cause the certificates representing Continental Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form.
Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of BAC regarding such matters shall be binding and conclusive. Neither BAC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

  Within fifteen calendar days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, BAC shall cause the Exchange Agent to effect the allocation among the holders of Continental Common Stock of rights to receive BAC Common Stock or cash in the Merger in accordance with the Election Forms as follows:

          (i) Stock Elections Less Than Stock Amount. If the number of shares of BAC Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, then:

                   (A) all Stock Election Shares shall be converted into the right to receive BAC Common Stock,

                   (B) the Exchange Agent shall select, by random selection, first, from among the holders of No Election Shares a sufficient number of such holders ("Stock Designees") and then, if necessary, a sufficient number of Stock Blocks ("Designated Stock Shares") held by holders of Cash Election Shares, such that the number of shares of BAC Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all shares held by the Stock Designees and, if any, all Designated Stock Shares, will be converted into the right to receive BAC Common Stock, provided that no particular holder of Cash Election Shares shall be deemed to be a Stock Designee, nor shall any such holder's shares be included within the Designated Stock Shares if such would prevent the satisfaction of any of the conditions set forth in Article IX, and

                   (C) the Cash Election Shares that are not Designated Stock Shares and the No Election Shares that are not held by Stock Designees shall be converted into the right to receive cash; or

          (ii) Stock Elections More Than Stock Amount. If the number of shares of BAC Common Stock that would be issued upon the conversion into BAC Common Stock of the Stock Election Shares is greater than the Stock Amount, then:

                   (A) all Cash Election Shares and No Election Shares shall be converted into the right to receive cash,

                   (B) the Exchange Agent will select, by random selection, a sufficient number of Stock Blocks ("Designated Cash Shares") held by holders of Stock Election Shares, so that the number of shares of BAC Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and any Designated Cash Shares will be converted into the right to receive cash, provided that no particular holder of Stock Election Shares shall be deemed to be a Cash Designee, nor shall any such holder's shares be included within the Designated Cash Shares if such circumstance would prevent the satisfaction of any of the conditions set forth in Article IX, and

                   (C) the Stock Election Shares that are not Designated Cash Shares will be converted into the right to receive BAC Common Stock; or

          (iii) Stock Elections Equal to Stock Amount. If the number of shares of BAC Common Stock that would be issued upon conversion into BAC Common Stock of the Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Amount, then subparagraphs (i) and (ii) above and subparagraph (iv) below shall not apply and all Stock Election Shares shall be converted into the right to receive BAC Common Stock and all Cash Election Shares and No Election Shares shall be converted into the right to receive cash; or

          (iv) Stock Elections and No Elections Equal to Stock Amount. If the number of shares of BAC Common Stock that would be issued upon the conversion into BAC Common Stock of the Stock Election Shares and No Election Shares would equal or nearly equal (as determined by the Exchange Agent) the Stock Amount, then subparagraphs (i), (ii) and (iii) above shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares and No Election Shares shall be converted into the right to receive BAC Common Stock.

  The random selection process to be used by the Exchange Agent shall consist of such processes as shall be mutually determined by BAC and Continental.

  3.4 Continental Termination Right; BAC Adjustment Right; Cap on Final BAC Stock Price for Calculation of Per Share Stock and Cash Consideration.

  (a) Continental Termination Right. Continental shall have the right to elect to abandon the Merger and terminate this Agreement, if its Board of Directors so determines, following the Determination Date but prior to the Effective Time if the Final BAC Stock Price shall be less than $36.16 (the "Floor Price") subject, however, to the following subparagraph (b).

  (b) BAC Adjustment Right. If Continental makes an election to abandon the Merger under subparagraph (a) above, it shall give prompt written notice thereof to BAC, provided that such notice may be withdrawn by Continental at any time prior to the close of business on the second business day prior to the Effective Time. If Continental shall have the right to terminate this Agreement pursuant to subparagraph (a) above but shall not have done so, or at any time within five days of Continental's having done so, BAC shall have the right but not the obligation to elect to increase the Stock Amount and the per share value of the cash and BAC Common Stock which would be delivered to the holders of the Continental Common Stock such that (A) the per share value of the cash and BAC Common Stock consideration (valued in the case of the BAC Common Stock at the Final BAC Stock Price) is at least equal to the per share consideration that would have been received if the Final BAC Stock Price had been equal to the Floor Price and (B) in the opinion of Wachtell, Lipton, Rosen & Katz the Merger qualifies as a reorganization under section 368 of the Code, except for cash payments (including cash in lieu of fractional shares), no gain or loss will be recognized by any holder of Continental Common Stock upon conversion of such stock into BAC Common Stock in the Merger, and the basis of such BAC Common Stock will be the same as such holder's basis in the Continental Common Stock exchanged therefor. If BAC elects to make the above-described adjustment within such period, it shall give prompt written notice to Continental thereof (and the Effective Time shall in such case be the fifth day following such election by BAC) and of the increase in the cash and BAC Common Stock which will be delivered to holders of Continental Common Stock and the per-share values thereof, whereupon no abandonment or termination shall be deemed to have occurred and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Cash Consideration, the Per Share Stock Consideration and the Stock Amount shall have been so increased). If Continental shall not have made the election to abandon the Merger under subparagraph (a) above and if BAC shall not have elected to increase the Stock Amount and make the other adjustments contemplated by the foregoing provisions of this subparagraph (b), then BAC, in its sole discretion, may elect to change the method of effecting the business combination with Continental (including without limitation the provisions as set forth in Article III and Article IV) if and to the extent that it deems such a change to be desirable, including, without limitation, to provide for (i) a merger of a wholly owned subsidiary of BAC ("Merger Corporation") with and into Continental, in which Continental is the surviving corporation, (ii) a merger of Continental with and into Merger Corporation in which Merger Corporation is the surviving corporation, or (iii) a sale of all the assets of Continental, BAC or any of its subsidiaries; provided, however, that no such change shall alter or change the amount or the kind of the Merger Consideration to be received by the holders of Continental Common Stock or Continental Preferred Stock, as provided for in this Agreement or shall materially delay or impede satisfaction of the conditions (other than Section 9.2(e)) in Article IX.

  (c) Cap on Final BAC Stock Price for Calculation of Per Share Stock and Cash Consideration. Notwithstanding any other provision of this Agreement, in the event that the Final BAC Stock Price shall be more than $55.84 (the "Ceiling Price"), the Per Share Cash Consideration, the Per Share Stock Consideration and the Stock Amount which would otherwise result from the application of the provisions of Section 3.2 shall be deemed to be decreased appropriately so that the per-share cash and stock consideration that will be receivable by the holders of the Continental Common Stock shall be the same as if the Final BAC Stock Price were equal to the Ceiling Price.

  (d) Return of Share Certificates. In the event the Final BAC Stock Price is below the Floor Price and Continental elects to terminate this Agreement under subparagraph (a) above, and BAC does not elect under subparagraph (b) above to increase the Stock Consideration and Cash Consideration so as to prevent such termination, BAC will cause the Exchange Agent to use its commercially reasonable efforts to effect the prompt return of stock certificates representing shares of Continental Common Stock submitted with Election Forms. Certificates representing shares of Continental Common Stock held directly by holders of Continental Common Stock will be returned by registered mail. BAC will, and will cause the Exchange Agent to, use its commercially reasonable efforts to cooperate with Continental and holders of Continental Common Stock to facilitate return of certificates representing shares of Continental Common Stockholders in the event of such termination, provided, that return of such certificates other than by registered mail will only be made at the expense, written direction and risk of the applicable holders of Continental Common Stock and only if such holders submit at the time of the Election Deadline a pre-paid, pre-addressed courier envelope to be used for such purpose (except if such holders arrange to pick up their certificates in person).

  3.5 Adjustments for Dilution and Other Matters. If prior to the Effective Time, (i) Continental shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Continental Common Stock, or declare a dividend, or make a distribution, on the Continental Common Stock in any security convertible into Continental Common Stock (provided that no such action may be taken by Continental without BAC's prior written consent as so provided in Article VII), or (ii) BAC shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the BAC Common Stock or declare a dividend, or make a distribution, on the BAC Common Stock in any security convertible into BAC Common Stock, appropriate adjustment or adjustments will be made to the Per Share Cash Consideration, the Per Share Stock Consideration and the Stock Amount. If at the Effective Time, Continental shall have outstanding more shares of Continental Common Stock than are contemplated to be outstanding or subject to option by the representation and warranty in Section 5.2(a), then, at BAC's election and notwithstanding other provisions hereof, and without limiting any of its other rights hereunder, (i) the Stock Amount shall be adjusted so as to deduct from the reference in the calculation of the Stock Amount to the total number of shares of Continental Common Stock outstanding at the Determination Date that number of additional shares of Continental Common Stock which are outstanding over the amount contemplated by the representation and warranty in Section 5.2(a), and
(ii) the Per Share Cash Consideration and the Per Share Stock Consideration shall be adjusted downward to the number that would result in an aggregate Merger Consideration equal to the aggregate Merger Consideration that would have resulted if such representation and warranty had been strictly complied with at the Effective Time.

  3.6 Illustrative Cases. Appendix A hereto illustrates, among other things, the value to be received per share of Continental Common Stock, whether in cash or in BAC Common Stock, at varying Final BAC Stock Prices, as well as the resulting exchange ratios (assuming that the adjustment contemplated by Section 3.4(b) above is made in certain cases and assuming that the cap contemplated by Section 3.4(c) above shall be operative in a given case).

  3.7 Conversion of Dissenting Continental Stock. If prior to the Effective Time any stockholder of Continental shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her shares of Dissenting Continental Stock under section 262 of the DGCL, the Dissenting Continental Stock of such holder shall be treated for purposes of this Article III like any other shares of outstanding Continental Common Stock. If, after the Effective Time, any holder of Continental Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Continental Stock under section 262 of the DGCL, each share of Dissenting Continental Stock of such holder shall be converted into cash or BAC Common Stock pursuant to the election procedures of this Article III and in accordance with the procedures, and subject to the conditions, set forth in Article IV.


                                   ARTICLE IV

                               EXCHANGE OF SHARES

  4.1 Exchange Procedures. Upon the latest to occur of the Effective Time and the completion of the allocation procedure set forth in Section 3.3, BAC shall issue to the Exchange Agent the number of shares of BAC Common Stock and the BAC Mirror Preferred Stock issuable in the Merger and the amount of cash payable in the Merger; provided, however, that notwithstanding any other provision of this Agreement, BAC shall not issue to the Exchange Agent BAC Common Stock, BAC Mirror Preferred Stock or cash payable with respect to shares of Continental Common Stock or Continental Preferred Stock unless and until share certificates and the required transmittal materials pursuant to Article III and Article IV have been received in proper form by the Exchange Agent.
The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to BAC Common Stock and BAC Mirror Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

  Promptly after the Effective Time, BAC and Continental shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Continental Preferred Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former holders of Continental Preferred Stock. After completion of the allocation procedure set forth in Section 3.3, each holder of a certificate formerly representing Continental Common Stock or Continental Preferred Stock who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing the BAC Common Stock or BAC Mirror Preferred Stock or cash into which the shares of Continental capital stock shall have been converted pursuant hereto. BAC shall cause the Exchange Agent to accept such certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 4.1, each certificate representing Continental capital stock shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

  To the extent provided by Section 3.1(d) of this Agreement, each holder of shares of Continental Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of BAC Common Stock to which such holder would otherwise be entitled. BAC shall not be obligated to deliver the consideration to which any former holder of Continental capital stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Continental capital stock for exchange as provided in this Article IV. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Continental for purposes of Rule 144(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing whole shares of BAC Common Stock or BAC Mirror Preferred Stock until BAC has received a written agreement from such person as provided in Section 8.18. If any certificate for shares of BAC Common Stock or BAC Mirror Preferred Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

  4.2 Voting and Dividends. Former stockholders of record of Continental shall be entitled to vote after the Effective Time at any meeting of BAC stockholders the number of whole shares of BAC Common Stock into which their respective shares of Continental Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Continental Common Stock for certificates representing BAC Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Continental capital stock (other than shares to be canceled pursuant to Section 3.1(c) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive shares of BAC Common Stock and BAC Mirror Preferred Stock, and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to BAC Common Stock or BAC Mirror Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Continental capital stock with respect to the shares of BAC Common Stock or BAC Mirror Preferred Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.1(d) until the holder of such certificate of Continental capital stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificate of Continental capital stock, there shall be paid to the holder of the certificates representing whole shares of BAC Common Stock or BAC Mirror Preferred Stock issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional share of BAC Common Stock to which such holder is entitled pursuant to Section 3.1(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of BAC Common Stock or BAC Mirror Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of BAC Common Stock or BAC Mirror Preferred Stock.

  4.3 No Liability. Neither BAC nor Continental shall be liable to any holder of shares of Continental Common Stock or Continental Preferred Stock for any such shares of BAC Common Stock or BAC Mirror Preferred Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  4.4 Withholding Rights. BAC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Continental Common Stock or Continental Preferred Stock such amounts as BAC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by BAC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Continental Common Stock or Continental Preferred Stock in respect of which such deduction and withholding was made by BAC or the Exchange Agent.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF CONTINENTAL

  Continental will deliver to BAC a disclosure schedule with respect to the representations and warranties set forth below (the "Continental Disclosure Schedule") as soon as practicable but in any event no later than 13 business days after the date hereof. The Continental Disclosure Schedule shall in each case describe the nature of the exception in reasonable detail and shall specifically refer to the Section or subsection of this Agreement to which an exception set forth therein to a representation and warranty contained in this
Article V applies (disclosure in any Section or subsection of the Continental Disclosure Schedule shall apply only to the corresponding Section or subsection of this Agreement). Each portion of the Continental Disclosure Schedule shall be deemed to speak as of the date of delivery thereof to BAC and shall be true and correct as of such date. Any documents referred to in this Article V as being deliverable to BAC by Continental, shall, to the extent not heretofore delivered to BAC, be delivered to BAC within such 13-business day period or such earlier date as the delivery of the Continental Disclosure Schedule is completed for purposes of Section 10.2 and any material document described or referred to in the Continental Disclosure Schedule shall be delivered to BAC by Continental as promptly as practicable after a request therefor by BAC and in any event within two days of such request.

  Continental represents and warrants to BAC, subject only to such exceptions and limitations as are set forth below or in the Continental Disclosure Schedule, as follows:

  5.1 Organization, Standing and Authority. Continental is a bank holding company registered under the BHCA. Continental Bank ("CB") is a national banking association which is a direct wholly owned (other than directors' qualifying shares) Subsidiary of Continental. Each of Continental and its Significant Subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. The deposit accounts of CB are insured by the Bank Insurance Fund of the FDIC.

  5.2     Capital Structure.

  (a) The authorized capital stock of Continental consists of 100,000,000 shares of Continental Common Stock, and 10,000,000 shares of Continental Preferred Stock, of which (A) 53,978,633 shares of Continental Common Stock are issued (of which 2,758,611 shares were held as treasury stock as of the date hereof and were issued but not outstanding) and 51,220,022 such shares are outstanding, no shares of Continental Common Stock are reserved for issuance upon the exercise of outstanding stock options, no shares of Continental Common Stock are reserved for issuance in connection with outstanding stock appreciation rights of Continental, no shares of Continental Common Stock are reserved for issuance pursuant to the Continental Stock Plans (as defined below), and no shares of Continental Common Stock are reserved for issuance pursuant to Continental's dividend reinvestment plan (such stock options, stock appreciation rights, agreements and plans are listed and described in Exhibit 5.2(a) hereto and are herein referred to collectively as the "Continental Stock Plans"), no shares of Continental Common Stock were held by Continental or by its Subsidiaries (other than treasury shares or shares held in a fiduciary capacity), and stock options in respect of 6,258,683 shares of Continental Common Stock were outstanding as of the date hereof, and (B) 4,788,000 shares of Continental Preferred Stock, consisting of 1,788,000 shares of Adjustable Rate Preferred Stock,

Series 1, $50 stated value, and 3,000,000 shares of Adjustable Rate Preferred Stock, Series 2, $100 stated value, are outstanding. Exhibit 5.2(a) hereto sets forth in the aggregate by plan the options outstanding, their grant price and the date such options were granted. The Continental Disclosure Schedule will set forth the name of each holder of an option or stock appreciation right, outstanding under any of the Continental Stock Plans (such options and rights being herein collectively referred to as the "Continental Options"), a description of the exercise or purchase prices, vesting schedules, expiration dates, and numbers of shares of Continental Common Stock subject to each such Continental Option, together with a listing of all Continental Options which shall vest at the Effective Time as a result of the Merger. Except for the Continental Options listed on Exhibit 5.2(a) hereto, there will not be outstanding at any time up to and including the Effective Time any stock options, stock appreciation rights, restricted stock grants or any other such right to acquire any shares of the Continental Common Stock. Except for shares of Continental Common Stock which may be issued in connection with the exercise of Continental Options, there will be no increase in the outstanding shares of Common Stock after the date hereof except as permitted by Section 8.24 in respect of the dividend reinvestment plan of Continental.

  (b) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of Continental are issued or outstanding. All outstanding shares of Continental capital stock are, and any shares of Continental Common Stock which may be issued pursuant to the Stock Option Agreement or the Continental Options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  (c) Except for this Agreement, the Continental Options, the Continental Rights Agreement and the Stock Option Agreement and the Continental dividend reinvestment plan, there are no options, warrants, calls, rights, commitments or agreements of any character to which Continental or any Subsidiary of Continental is a party or by which it is bound obligating Continental or any Subsidiary of Continental to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Continental or any Subsidiary of Continental or obligating Continental or any Subsidiary of Continental to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. After the Effective Time, there will be no option, warrant, call, right or agreement obligating Continental or any Subsidiary of Continental to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Continental or any Subsidiary of Continental, or obligating Continental or any Subsidiary of Continental to grant, extend or enter into any such option, warrant, call, right or agreement. There are no outstanding contractual obligations of Continental or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Continental or any of its Subsidiaries, other than the Stock Option Agreement.

  (d) Since January 1, 1994, except as permitted or as would have been permitted by this Agreement, Continental has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Continental or any of its Subsidiaries, other than pursuant to and as required by the terms of any Continental Option; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of Continental or any of its Subsidiaries (other than shares held in a fiduciary capacity); or (C) declared, set aside, made or paid to the stockholders of Continental dividends or other distributions on the outstanding shares of capital stock of Continental, other than regular quarterly cash dividends at a rate not in excess of the regular quarterly cash dividends most recently declared by Continental prior to the date hereof or as required by the terms of the Continental Preferred Stock as in effect on the date hereof.

  (e) Set forth in the Continental Disclosure Schedule is, in each case as of the date thereof, a true, correct and complete list of each Subsidiary of Continental identifying the location of its chief executive office, and jurisdiction of incorporation, and, with respect to Significant Subsidiaries, the date of incorporation, capitalization (including a list of all record holders of securities or other ownership interests in each Subsidiary if maintained by or reasonably available to Continental), a summary of its line of business (including, without limitation, whether such Subsidiary is active or inactive) and its most recent balance sheet and income statement. Except as set forth in the Continental Disclosure Schedule, Continental has no direct or indirect equity interest in any association, firm, corporation, partnership or other business enterprise involving more than $1,000,000 in aggregate book value.

  (f) Except as provided in section 55 of Title 12 of the United States Code in the case of Subsidiaries that are national banks, and any comparable provisions of applicable state law in the case of Subsidiaries of Continental that are state-chartered banks, all of the outstanding shares of capital stock of, and all other ownership interests in, each Subsidiary of Continental (i) are validly issued, fully paid and nonassessable and free of any preemptive rights, and (ii) are owned by Continental or a wholly owned Subsidiary of Continental, free and clear of all liens, claims, pledges, agreements, voting or other restrictions, charges or other encumbrances, with the result that Continental directly or indirectly owns the entire equity interest in each of its Subsidiaries.

  (g) As of the date hereof, to Continental's knowledge, no Person nor any of such Person's affiliates or associates (as such terms are defined in the Exchange Act and the rules and regulations of the SEC thereunder), (i) beneficially own, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Continental, which, in the aggregate, represent 10% or more of the outstanding shares of capital stock of Continental entitled to vote generally in the election of directors (other than shares held in a fiduciary capacity).

  5.3     Authority.

  (a) Continental has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject to the adoption of this Agreement by the holders of the Continental Common Stock as required under the DGCL, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Continental (including without limitation the approval of this Agreement by the unanimous vote of all members of Continental's Board of Directors, which approval includes a resolution recommending that this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby be approved by the stockholders of Continental), subject in the case of this Agreement only to such adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Continental Common Stock as required under the DGCL (no approval or adoption being required by the holders of any other outstanding securities of Continental). This Agreement and the Stock Option Agreement have been duly executed and delivered by Continental and each constitutes a valid and binding obligation of Continental, enforceable against Continental in accordance with its terms.

  (b) The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to any provision of the Certificate or Articles of Incorporation, Articles of Association, or By-laws of Continental, CB or any other Subsidiary of Continental or (B) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Continental, CB or any other Subsidiary of Continental or their respective properties or assets which Violation might reasonably be expected to have individually or in the aggregate an adverse financial effect on Continental or any Subsidiary thereof in an amount exceeding $5 million or to impair the consummation of the transactions contemplated hereby.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), is required by or with respect to Continental, CB or any other Subsidiary of Continental in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Continental, or the consummation by Continental of the transactions contemplated hereby and thereby, except for (A) the filing of applications with the Federal Reserve Board under the BHCA and approval of same, (B) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of Continental's stockholders to be held in connection with the Merger (the "Proxy Statement") and (2) such reports under sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Continental is qualified to do business, (D) the filing of such applications, filings, authorizations, orders and approvals as may be required under state banking laws, and with and of state banking authorities and approval of same (collectively, the "State Banking Approvals") and pursuant to state takeover or change in control laws (collectively, "State Takeover Laws"),
(E) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (F) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (G) such filings, authorizations, orders and approvals as may be required under foreign laws, (H) such filings, notifications and approvals as are required under the Small Business Investment Act of 1958, as amended, and the rules and regulations thereunder and (I) filings, notifications and approvals under state insurance laws and regulations.

  5.4 SEC Documents. Continental has delivered or will deliver to BAC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Continental with the SEC under the Securities Act and the Exchange Act (other than reports filed pursuant to section 13(d) or 13(g) of the Exchange Act) since January 1, 1989 and will deliver to BAC promptly upon the filing thereof with the SEC all such reports, registration statements and proxy statements as may be filed after the date hereof and prior to the Effective Time (as such documents have since the time of their filing been amended, or may after their filing, if after the date hereof, be amended, the "Continental SEC Documents"), which are or will be all the documents (other than preliminary material and reports required pursuant to section 13(d) or 13(g) of the Exchange Act) that Continental was or will be required to file with the SEC since such date. Continental has delivered to BAC true and complete copies of CB's most recent annual and quarterly Consolidated Reports of Condition and Income filed with the OCC and will promptly deliver to BAC true and complete copies of such reports after the filing thereof with the OCC (as such reports have since the time of their filing been amended, or may after their filing, if after the date hereof, be amended, the "Call Reports"). As of their respective dates, the Call Reports complied or will comply in all material respects with the applicable regulatory requirements (including regulatory accounting practices). As of their respective dates, the Continental SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Continental SEC Documents, and none of the Continental SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading. As of their respective dates, the financial statements of Continental included or to be included in the Continental SEC Documents (the "Continental Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, are or will be in accordance with the books and records of Continental and its Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and present or will present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Continental and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. Prior to the date hereof, Continental has delivered to BAC copies of the following financial statements, each of which has been certified by Continental to the effect (which Continental hereby represents and warrants), that such statements fairly present the financial condition and results of operations for the period covered, subject only to normal year-end adjustments necessary for fair presentation, and have been prepared on a basis substantially consistent with the Continental Financial Statements separate balance sheets and statements of operations for Continental and CB as at December 31, 1993, and for the year then ended.

  5.5 Information Supplied. None of the information supplied or to be supplied by Continental for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by BAC in connection with the issuance of shares of BAC Common Stock and BAC Mirror Preferred Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading, and (ii) the Proxy Statement will, at the date of mailing to Continental stockholders and at the time of the Stockholders' Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Continental is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act and the Exchange Act. Without limiting any of the representations and warranties contained herein, no representation or warranty to BAC by Continental herein and no statement by Continental or other information contained in the Continental Disclosure Schedule or any document incorporated by reference therein, as of the date of such document, contains or contained or as to the Continental Disclosure Schedule shall contain, any untrue statement of material fact, or, at the date thereof, omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

  5.6 Compliance with Applicable Laws. Continental and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Continental and its Subsidiaries, taken as a whole (the "Continental Permits"). Continental and its Subsidiaries are in compliance with the terms of the Continental Permits. Except as disclosed in the Continental SEC Documents filed prior to the date of this Agreement, the businesses of Continental and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. Without limiting the generality of the foregoing, each investment of each Subsidiary of Continental which is a small business investment company complies in all material respects with the laws, rules and regulations administered by the United States Small Business Administration. Except for routine examinations by the Bank Regulators (including examinations in connection with CB's application to convert to a state bank), and except as set forth in the Continental Disclosure Schedule, to the knowledge of Continental, no investigation by any Governmental Entity with respect to Continental or any of its Subsidiaries is pending or threatened.

  5.7     Other Activities of Continental and its Subsidiaries.

  (a) Neither Continental nor any of its Subsidiaries that is not a bank directly or indirectly engages in any activity prohibited by the Federal Reserve Board. Without limiting the generality of the foregoing, any equity investment of Continental and each Subsidiary that is not a bank is not prohibited by the Federal Reserve Board. CB engages only in activities permissible for national banks and permissible under applicable OCC and FDIC regulations.

  (b) Except as set forth in the Continental Disclosure Schedule, neither Continental nor any Subsidiary engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to an extension of credit by Continental or any Subsidiary and limited to assuring the repayment of the balance due on the extension of credit in the event of the death, disability or involuntary unemployment of the debtor. The Continental Disclosure Statement describes all licenses and approvals held by Continental and any Subsidiary (and any officer, director or employee of any of them) to conduct any insurance activities, whether as principal, agent, broker or otherwise.

  (c) Except as set forth in the Continental Disclosure Schedule, neither Continental nor any Subsidiary, in connection with its activities relating to funds transfers, (i) is in default under any agreement to which it is a party relating to the transfer of funds or settlement with respect to such transfers; or (ii) has agreed to be or is liable for consequential damages for its error or delay in acting on requests for the transfer of funds. Each of Continental and its Subsidiaries, as applicable, has adopted and followed procedures reasonably adapted to avoid such errors and delay, has adopted commercially reasonable security procedures (as such term is defined in section 4A-202 of the Uniform Commercial Code) for verifying the authenticity of requests received for the transfer of funds, and, to Continental's knowledge, is in compliance with applicable laws of Governmental Entities relating to the transfer of funds and settlement with respect thereto with the applicable operating rules of each funds transfer system of which it is a member or by which it is bound.

  (d) Except as disclosed in the Continental Disclosure Schedule, to Continental's knowledge, CB has performed all personal trust, corporate trust and other fiduciary activities ("Trust Activities") with requisite authority under applicable law of Governmental Entities and in accordance with the agreed-upon terms of the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including but not limited to section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any Governmental Entity pending, or to the knowledge of Continental, threatened, against or affecting Continental or any Significant Subsidiary thereof relating to the compliance by Continental or any such Subsidiary with sound fiduciary principles and applicable regulations; and each employee of CB had the authority to act in the capacity in which he or she acted with respect to Trust Activities in each case in which such employee held himself or herself out as a representative of CB; and CB has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of, and has engaged independent accountants to perform audits of, Trust Activities, which audits have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures. Neither Continental nor any Subsidiary thereof (other than CB and its Subsidiaries) engages in Trust Activities in the United States.

  5.8     Litigation.

  (a) The Continental Disclosure Schedule contains a true, correct and complete list as of the delivery thereof of all suits, claims, actions, investigations or proceedings of any nature by any Person that are pending or, to Continental's knowledge, threatened (i) against or otherwise involving, directly or indirectly, Continental, any of its Subsidiaries or any of their respective properties (including, without limitation, any such matter with respect to Taxes), or (ii) against or otherwise involving, directly or indirectly, any officer, director, employee or agent of Continental or any of its Subsidiaries (in connection with such officer's, director's, employee's or agent's activities on behalf of it or that otherwise relate, directly or indirectly, to Continental or any of its Subsidiaries or properties or the securities or activities of any of them), including, without limitation, any derivative actions that have been requested, and any matters involving Continental's securities, including, without limitation, matters involving allegations of insider trading; provided that any matters involving claims of less than $100,000 need not be included thereon.

  (b) The Continental Disclosure Schedule contains a true, correct and complete list as of the date of delivery thereof of all pending suits, claims, actions, investigations or proceedings of any nature involving claims in the amount of $100,000 or more or involving material claims for specific performance or injunctive relief by or on behalf of Continental, any of its Subsidiaries or any officer, director, employee or agent of any of them that relate, directly or indirectly, to Continental or any of its Subsidiaries or any of their respective properties, including without limitation, types of actions referred to in Section 5.8(a), but excluding routine collection or foreclosure actions involving single-family homes and consumer loans.

  5.9 Taxes. Continental and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Continental has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Continental SEC Documents reflect an adequate tax reserve in accordance with GAAP. No deficiencies for any taxes have been proposed, asserted or assessed against Continental or any of its Subsidiaries that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of Continental and each of its Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1989. For the purpose of this Agreement, the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

  5.10 Tax Disclosure. The Continental Disclosure Schedule will set forth as of the date of delivery thereof as well as on an estimated basis as of the Effective Time: (i) a complete schedule of the tax and book basis differences of Continental and each of its Significant Subsidiaries in its respective assets; (ii) a complete listing of the amount of any net operating loss, net capital loss, unused investment or other credits, unused foreign tax credits, or excess charitable contributions allocable to Continental or any of its Subsidiaries; and (iii) a complete listing of the amount of any material deferred gain or loss allocable to Continental or any of its Subsidiaries arising out of any deferred intercompany transaction.

  5.11 Certain Agreements. Except as disclosed in the Continental Disclosure Schedule or the Continental SEC Documents filed prior to the date hereof and except for this Agreement, as of the date of this Agreement, neither Continental nor any of its Subsidiaries is a party to any written or, to Continental's knowledge, oral (i) consulting or independent contractor agreement (other than contracts entered into in the ordinary course of business) not terminable on 30 days' or less notice or involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $250,000 per annum, in the case of any other such agreement, or union, guild or collective bargaining agreement, (ii) material joint venture,
(iii) noncompetition or similar agreement that restricts Continental or its Subsidiaries from engaging in a line of business, (iv) agreement with any executive officer or other key employee of Continental or any Subsidiary of Continental the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Continental or CB of the nature contemplated by this Agreement or the Stock Option Agreement, (v) agreement with any executive officer or other employee of Continental or any Subsidiary of Continental providing for other than at-will employment, other than individuals who are treated as employed for purposes of vesting with respect to benefits under any Plan and who (x) have such status for not more than three years and
(y) in respect to which Continental's obligation to make any payments do not exceed $100,000 per annum, (vi) agreement or plan, including any stock option plan, retirement or pension plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement, (vii) any real property lease with annual rental payments aggregating $1,000,000 or more, or (viii) any other contract or agreement which would be required to be disclosed as an exhibit to Continental's annual report on Form 10-K and which has not been so disclosed. True and correct copies of all such agreements referred to above in this
Section 5.11, as BAC shall request, will be delivered or furnished to BAC by Continental.

  5.12    Employee Benefit Plans; ERISA.

  (a) Continental will deliver to BAC true and complete copies of all Plans (as defined below) to which Continental or any Subsidiary is a party and in which any current or former officer, director, employee or agent of Continental or any Subsidiary participates. All such Plans are set forth in the Continental Disclosure Schedule. There are no plans of Continental or any Subsidiary which are not evidenced by such written documents. The term "Plan" shall include (i) any "employee benefit plan" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, "cafeteria" benefits under section 125 of the Code, health, welfare or incentive plan or agreement, whether legally binding or not, including any post-employment benefits, (iii) any plan, agreement, contract, program, arrangement, or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, severance, employee discount, education benefit or similar programs, or (iv) any employment agreement.

  (b) Neither Continental nor any Subsidiary (i) has made any contributions to, (ii) has ever been a member of a controlled group which contributed to, or
(iii) since 1987 has ever been under common control with an employer that contributed to any "multiemployer plan" as that term is defined in section 3(37) of ERISA.

  (c) Except as set forth in the Continental Disclosure Schedule, all reports, forms and other documents required to be filed with any Governmental Entity or distributed to plan participants with respect to any Plan subject to ERISA (including, without limitation, summary plan descriptions, Form 5500 and summary annual reports) have been timely filed (if applicable) and distributed (if applicable) and were accurate in all material respects. Continental will deliver to BAC copies of all such reports, forms and documents required to have been filed or distributed for 1991, 1992 and 1993.

  (d) Except as set forth in the Continental Disclosure Schedule, each Plan that is intended to qualify under sections 401(a) and 501(a) of the Code and its related trust, if any, comply in form and in operation with sections 401(a) and 501(a) of the Code and have been determined by the IRS to qualify, and, to the knowledge of Continental, nothing has since occurred to cause the loss of the Plan's qualification.

  (e) All contributions to each Plan for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the date immediately preceding the Effective Time) will be made prior to the Effective Time by Continental in accordance with past practice and the recommended contribution in any applicable actuarial report.

  (f) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending before the Effective Time, and have been paid as required under the policies for policy years or other applicable policy periods beginning on or before the Effective Time and ending on or after the Effective Time.

  (g) As of the Effective Time, no Plan subject to Title IV of ERISA has benefit liabilities (as defined in section 4001(a)(16) of ERISA) exceeding the assets of such Plan or has been completely or partially terminated.

  (h)     With respect to each Plan:

          (1) it has been administered in all material respects in accordance with its terms and applicable laws and regulations, including ERISA and the Code, and no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default of a term or condition thereunder or would cause the acceleration of any obligation of any party thereto;

          (2) no actions or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary of the Plan; and

          (3) neither Continental nor any Subsidiary (other than Subsidiaries not controlled by Continental) nor, to Continental's knowledge, any fiduciary of the Plan has any knowledge of any facts which could give rise to any such action or claim.

  (i) With respect to each Plan which is an employee benefit plan, as defined under section 3(3) of ERISA:

          (1) to Continental's knowledge, no prohibited transactions (as defined in section 406 of ERISA or section 4975 of the Code) have occurred;

          (2) no accumulated funding deficiency (within the meaning of section 302 of ERISA or section 412 of the Code) has been incurred with respect to any Plan, whether or not waived; and

          (3) no reportable event (as defined in section 4043 of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.

  (j) Neither Continental nor any Subsidiary (other than Subsidiaries not controlled by Continental) has liability or (to the knowledge of Continental) is threatened with any liability (i) for the termination of any single employer plan under section 4062 or 4064 of ERISA or any multiple employer plan under section 4063 of ERISA, (ii) for any lien imposed under section 302(f) of ERISA or section 412(m) of the Code, (iii) for any interest payments required under section 302(e) of ERISA or section 412(m) of the Code, (iv) for any excise tax imposed by section 4971, 4975, 4976, 4977 or 4979 of the Code, (v) for any minimum funding contributions under section 302(c)(11) of ERISA or section 412(c)(11) of the Code, (vi) for a fine under section 502 of ERISA, or (vii) for any transaction within the meaning of section 4069 of ERISA.

  (k) Each health care plan, to the extent applicable, is in compliance with the continuation of group health coverage provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Medicare as secondary payor requirements for group health plans at section 1395(b)(1) of Title 42 of the United States Code.

  (l) There are no negotiations or demands which, but for this Agreement would have been reasonably likely to result in any material change to a material Plan which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements that would be Plans.

  (m) All expenses and liabilities relating to all of the Plans have been, and will at the Effective Time be, fully and properly accrued on Continental's or the Subsidiary's books and records and disclosed in accordance with GAAP and in Plan financial statements.

  (n) Neither Continental and its Subsidiaries, nor any current or former officer, director, employee or agent of Continental has made any promises, commitments or representations concerning post-employment health care or insurance to any employee, former employee or retiree of Continental or any Subsidiary which would affect the ability of Continental and its Subsidiaries in any way to amend, modify or terminate such post-employment health care or insurance.

  (o) With respect to the Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Continental or any of its Subsidiaries, there exists no condition or set of circumstances, in connection with which Continental or any of its Subsidiaries is subject to any liability on the part of Continental or such Subsidiary (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

  5.13 Subsidiaries. Exhibit 22 to Continental's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, includes all the material Subsidiaries of Continental as of the date hereof and indicates for each such Subsidiary as of such date the jurisdiction of its incorporation. Each of Continental's Subsidiaries that is a bank (as defined in the BHCA) is an "insured bank" as defined in the FDIA and applicable regulations thereunder.

  5.14 Agreements with Bank Regulators. Except as disclosed in the Continental Disclosure Schedule, neither Continental nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from (collectively or individually, a "Regulatory Agreement"), any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Continental been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

  5.15 Absence of Certain Changes or Events. Except as disclosed in the Continental SEC Documents filed prior to the date hereof, since September 30, 1993, Continental and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the Condition of Continental or any of its Subsidiaries which has had, or is reasonably likely to have, an adverse financial effect on Continental exceeding individually or in the aggregate $5,000,000. Without limiting the generality of the foregoing, since such date, except as set forth in the Continental Disclosure Schedule, there has not been any change in any of the licenses, permits or franchises of Continental or any Subsidiary thereof that has had or can reasonably be expected to have an adverse financial effect on Continental individually or in the aggregate exceeding $5,000,000, or any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have such an adverse financial effect on Continental, except in the ordinary course of business, any amendment, modification or termination of any existing, or entering into any new, contract, agreement, plan, lease, license, permit or franchise that is material to the Condition of Continental, any disposition by Continental or a Subsidiary thereof, of an asset that is material to Continental, except sales of properties in the ordinary course of business, or entering into any new employment agreement or Plan by Continental or any Subsidiary thereof, or any increase by Continental or any Subsidiary in the rate of compensation or the benefits payable or to become payable to any officer or other employee in excess of 10% per annum or to any agent or consultant in excess of the current customary practice of Continental and its Subsidiaries (except as otherwise expressly contemplated by the terms of this Agreement).

  5.16 Section 203 of the DGCL and Other State Takeover Laws Not Applicable. The provisions of section 203 of the DGCL will not, prior to the termination of this Agreement (assuming that neither BAC nor any of its affiliates or associates (as such terms are defined in the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Continental, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of Continental entitled to vote generally in the election of directors (other than shares held in a fiduciary capacity)), apply to this Agreement, the Stock Option Agreement, the Merger or the transactions contemplated hereby and thereby. Continental has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement and by the Stock Option Agreement from any other applicable State Takeover Law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

  5.17 Continental Rights Agreement. The Continental Rights Agreement has been amended so as to provide that BAC will not become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Continental Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Stock Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition of shares of Continental Common Stock by BAC pursuant to the Stock Option Agreement.

  5.18 Properties. Except for Liens arising in the ordinary course of business after the date hereof, Continental and its Subsidiaries have good and marketable title, free and clear of all Liens that are material to the Condition of Continental and its Subsidiaries on a consolidated basis, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Continental Financial Statements as being owned by Continental and its Subsidiaries as of the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of Continental or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. Substantially all of Continental's and its Subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

  5.19 Allowance for Credit Losses. The allowance for credit losses (the "Allowance") shown on the consolidated statements of condition of Continental and its Subsidiaries as of December 31, 1993 furnished to BAC pursuant to
Section 5.4 was, and the Allowance shown on the consolidated statements of condition of Continental and its Subsidiaries as of dates subsequent to the date hereof included in the Continental Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Continental and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Continental and its Subsidiaries.

  5.20 Tax and Certain Regulatory Matters. Neither Continental nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 9.1(b).

  5.21 Material Contract Defaults. Except as set forth in the Continental Disclosure Schedule, neither Continental nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Continental or any of its Subsidiaries is a party or by which Continental or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which have not had, or cannot reasonably be expected to have, individually or in the aggregate, an adverse financial effect exceeding $5,000,000; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

  5.22 Insurance. Except as set forth in the Continental Disclosure Schedule, Continental and each of its Subsidiaries are presently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as set forth in the Continental Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Continental and its Subsidiaries provide adequate coverage against loss, and the fidelity bonds and bankers' blanket bonds in effect as to which any of Continental or its Subsidiaries is a named insured are sufficient for their purpose.

  5.23 Labor and Employment Matters. Except to the extent set forth in the Continental Disclosure Schedule, to Continental's knowledge, (a) Continental and its Subsidiaries are and have been in compliance in all respects with all applicable laws of Governmental Entities respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) no investigation or review by or before any Governmental Entity concerning any possible conflicts with or violations of any such applicable laws is pending, nor is any such investigation threatened, nor has any such investigation occurred during the last three years, and no Governmental Entity has provided any notice to Continental or any of its Subsidiaries or otherwise asserted an intention to conduct any such investigation or review, nor is there any basis for any such investigation or review; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting Continental or any of its Subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of Continental or any of its Subsidiaries; (e) no collective bargaining agreement exists which is binding on Continental or any of its Subsidiaries; (f) neither Continental nor any of its Subsidiaries has experienced any material work stoppage or other material labor difficulty since December 31, 1990; (g) neither Continental nor any of its Subsidiaries is delinquent in payments to any of its officers, directors, employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees or agents; (h) in the event of termination of the employment of any of said officers, directors, employees or agents for any reason, neither Continental, any of its Subsidiaries, BAC, the Merger Corporation, nor any other Subsidiaries of BAC, will, pursuant to any agreement or by reason of anything done prior to the Effective Time by Continental or any of its Subsidiaries or predecessors, be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care (other than pursuant to COBRA) or insurance benefits; (i) all benefits payable to current, terminated or retired employees, including, without limitation, post-employment health care or insurance benefits, may be modified or terminated by Continental at any time;
(j) within the three-year period prior to the date hereof there has not been any termination of employment of any officer, director, employee or agent of Continental or any of its Subsidiaries who receives salary or compensation in excess of $100,000 per annum or any termination of any officer, director, employee or agent of Continental or its Subsidiaries that could result in a liability to BAC in excess of $100,000; and (k) all employees of Continental and its Subsidiaries are employed at will. In furtherance and not in limitation of the representations and warranties set forth in Sections 5.6 and 5.8, there are no pending or, to Continental's knowledge, threatened suits, claims, actions, charges, investigations or proceedings of any nature respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation (A) under or alleging violation of IRCA, NLRA, FLSA, WARN or any applicable law respecting employment discrimination, equal opportunity, labor relations, affirmative action, disability rights or benefits, employee leave issues or wage and hour standards, workers' compensation, plant closure issues, employee benefits, severance payments, occupational safety and health requirements or unemployment insurance and related matters, or (B) relating to alleged unfair labor practices (or the equivalent thereof under any applicable law).

  5.24 Material Interests of Certain Persons. Except as disclosed in Continental's Proxy Statement for its 1993 Annual Meeting of Stockholders or as set forth in the Continental Disclosure Schedule, no officer or director of Continental, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Continental or any of its Subsidiaries.

  5.25 Registration Obligations. Except as set forth in the Continental Disclosure Schedule, neither Continental nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

  5.26 Brokers and Finders. Except as set forth in the Continental Disclosure Schedule, neither Continental nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Continental or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

  5.27 Environmental Matters. Neither Continental, any of its Subsidiaries, nor any properties or businesses owned or operated by Continental or any of its Subsidiaries, whether or not held in a fiduciary or representative capacity, has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for such violations or liabilities that, individually or in the aggregate, that would not reasonably be expected to have an adverse financial effect exceeding $5,000,000. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Continental's management, threatened relating to the liability of any properties or businesses owned or operated by Continental or any of its Subsidiaries, whether or not held in a fiduciary or representative capacity, under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a financial exposure in excess of $5,000,000. Neither Continental nor any of its Subsidiaries is responsible in any material respect under any Environmental Law for any release by any person at or in the vicinity of real property of any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), including without limitation by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment (collectively, "Release") nor is Continental or any of its Subsidiaries responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person. "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release (or threatened release) or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous by any Governmental Entity or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. Continental has established policies and procedures for the purpose of complying with applicable laws and regulations of Governmental Entities relating to Environmental Laws, and has caused its operations to be conducted in compliance therewith in all material respects.

  5.28    Accounting Records.

  (a) Each of Continental and its Subsidiaries maintains records that accurately, validly and fairly reflect its transactions and dispositions of assets and maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) such transactions are executed in accordance with its management's general or specific authorization, (ii) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

  (b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by Continental and its Subsidiaries in the operation of their businesses (including any disaster recovery facility) to generate and retrieve such records (whether owned or leased by Continental or any Subsidiaries, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the needs of Continental and its Subsidiaries.

  (c) Continental will deliver to BAC true, correct and complete copies of all annual management letters and opinions, and has made available to BAC for inspection all reviews, correspondence, and other documents in the files of Continental and CB, prepared by any certified public accounting firm and delivered to Continental or CB since January 1, 1989.

  5.29 Undisclosed Liabilities. Except as disclosed in the Continental Disclosure Schedule, neither Continental nor any of its Subsidiaries is subject to any liabilities of any nature (whether or not required to be accrued or disclosed under SFAS No. 5) which have had or can reasonably be expected to have an adverse financial effect with respect to Continental exceeding $5,000,000, except (i) to the extent set forth or provided for in the Continental Financial Statements and (ii) such liabilities incurred since the date of the most recent Continental Financial Statement in the ordinary course of business and none of which has had or can reasonably be expected to have individually or in the aggregate an adverse financial effect with respect to Continental exceeding $5,000,000.

  5.30 Intellectual Property Rights. To Continental's knowledge, the Continental Disclosure Schedule contains a true, correct and complete list of all trademarks, service marks and patents used by Continental and its Subsidiaries in the conduct of their respective businesses. To Continental's knowledge, Continental or one of its Subsidiaries owns, has the exclusive right to use, sell, license or dispose of, has the exclusive right to bring actions for the infringement of, and has taken all appropriate actions and made all applicable applications and filings pursuant to any applicable laws of Governmental Entities, as applicable, to perfect or protect its interest in, all such trademarks, services marks and patents. Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby will in any way impair the right of Continental or the Surviving Corporation to use, sell, license or dispose of or to bring any action for the infringement of, any such trademarks, service marks or patents. Continental and its





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
Subsidiaries have taken all reasonable steps necessary or appropriate to safeguard and maintain their respective proprietary rights in all such trademarks, service marks and patents.

  5.31 Investment Securities. Each of Continental and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any mortgage, lien, pledge or encumbrance, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practice to secure obligations of Continental or any of its Subsidiaries. Such securities are valued on the books of Continental in accordance with GAAP.

  5.32    Loans.

  (a) Except as disclosed in the Continental Disclosure Schedule, to Continental's knowledge, (i) each outstanding loan, lease or other extension of credit or commitment to extend credit of Continental or any of its Subsidiaries is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; (ii) each of Continental and its Subsidiaries has duly performed in all material respects all of its respective obligations thereunder to the extent that such obligations to perform have accrued; (iii) all documents and agreements necessary for Continental or any Subsidiary that is a party thereto to enforce such loan, lease or other extension of credit are in existence; (iv) no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim, set-off right or other right exist, with respect to any such loans, leases or other extensions of credit which could impair the collectibility thereof; and (v) each such loan, lease and extension of credit has been, in all material respects, originated and serviced in accordance with Continental's or a Subsidiary's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and applicable laws of Governmental Entities.

  (b) The Continental Disclosure Schedule lists all loan commitments exceeding $1,000,000 of Continental and its Subsidiaries (with single-family loan commitments and consumer commitments listed in the aggregate only) outstanding as of the date hereof. Except as set forth in the Continental Disclosure Schedule (with single-family loan commitments and consumer commitments viewed in the aggregate only), (i) there are no loans, leases, other extensions of credit or commitments to extend credit of Continental or any of its Subsidiaries that have been or, to Continental's knowledge, should have been classified by Continental and its Subsidiaries as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification, and (ii) there are no loans due to Continental or its Subsidiaries as to which any payment of principal, interest or any other amount is 30 days or more past due. Continental has provided to BAC true, correct and complete information concerning the loan portfolios of Continental and each of its Subsidiaries, and no material information with respect to the loan portfolios has been withheld from BAC.

  5.33    Interest Rate Risk Management Instruments.

  (a) The Continental Disclosure Schedule contains a true, correct and complete list of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which Continental or any of its Subsidiaries is a party or by which any of their properties or assets may be bound involving notional amounts exceeding $10,000,000. Continental will deliver to BAC true, correct and complete copies of all such interest rate risk management agreements and arrangements involving notional amounts exceeding $10,000,000.

  (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Continental or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to Continental's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Bank Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Continental and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to Continental's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

  5.34 Compliance with Policies. Since January 1, 1992, Continental has followed in all material respects its applicable internal credit, risk management, trust, trading, equity investing and similar policies and procedures in conducting the operations which are subject to such policies.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BAC

  BAC represents and warrants to Continental as follows, subject only to such limitations and exceptions as are set forth below:

  6.1 Organization, Standing, and Authority. BAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company registered under the BHCA. Merger Corporation will at the Effective Time be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BAC is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified. BAC has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. BAC has in effect all authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

  6.2     Authorization of Merger and Related Transactions.

  (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BAC, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of BAC, enforceable against BAC in accordance with its terms.

  (b) The execution and delivery of the Stock Option Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of BAC. The Stock Option Agreement represents the valid and legally binding obligation of BAC, enforceable against BAC in accordance with its terms.

  (c) Neither the execution and delivery of this Agreement or the Stock Option Agreement by BAC, nor the consummation by BAC of the transactions contemplated hereby or thereby nor compliance by BAC with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of BAC's Certificate of Incorporation or by-laws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of BAC or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to in Sections 9.1(a) and 9.1(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BAC or any of its Subsidiaries or any of their properties or assets.

  6.3 Financial Statements. BAC (i) has delivered to Continental copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in stockholders' equity and consolidated statements of cash flows (including related notes and schedules) of BAC and its consolidated Subsidiaries as of and for the periods ended September 30, 1993, December 31, 1992, 1991 and 1990 included in a quarterly report filed on Form 10-Q or an annual report filed on Form 10-K, as the case may be, filed by BAC or any of its Subsidiaries pursuant to the Exchange Act, and (ii) will deliver to Continental promptly upon the filing thereof with the SEC copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in stockholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any SEC documents filed subsequent to the execution of this Agreement (clauses (i) and (ii) collectively, the "BAC Financial Statements"). The BAC Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of BAC and its Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of BAC and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

  6.4 Information Supplied. None of the information supplied or to be supplied by BAC for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to Continental stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that BAC is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act and the Exchange Act. Without limiting any of the representations and warranties contained herein, no representation or warranty to Continental by BAC as of the date thereof contains any untrue statement of material fact, or omits a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

  6.5 Capital Stock. At the Effective Time, BAC Common Stock and the BAC Mirror Preferred Stock, issued pursuant to the Merger, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  6.6 Tax and Regulatory Matters. Neither BAC nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of section 368 of the Code, (ii) materially impede or delay receipt of any approval referred to in Section 9.1(b), or (iii) as of the date hereof and as of the Closing Date, result in any condition or restriction referred to in
Section 9.3(j).

  6.7 Brokers and Finders. Except as previously disclosed to Continental, neither BAC nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BAC or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

  6.8 Allowance for Credit Losses. The Allowance shown on the consolidated statements of condition of BAC and its Subsidiaries as of December 31, 1993, heretofore furnished to Continental was, and the Allowances shown on the consolidated statements of condition of BAC and its Subsidiaries as of any date subsequent to the date hereof included in the BAC Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of BAC and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by BAC and its Subsidiaries.

  6.9 Absence of Certain Changes or Events. Except as disclosed in BAC SEC Documents filed prior to the date of this Agreement, since September 30, 1993, BAC and its Subsidiaries have not incurred any liability material to BAC and its Subsidiaries taken as whole, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change in the Condition of BAC and its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect.

  6.10 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of BAC, threatened, against or affecting BAC or any Subsidiary of BAC which is required to be disclosed in any BAC SEC Document pursuant to Item 103 of Regulation S-K of the SEC, which has not been so disclosed.


                                  ARTICLE VII

                      CONDUCT OF CONTINENTAL'S BUSINESSES

  7.1 Conduct of Business. From the date hereof to the Effective Time, Continental shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

  7.2 Forbearances. Except as provided in this Agreement or as otherwise agreed by the parties in writing, from the date hereof to the Effective Time, Continental shall not, and shall not permit any of its Subsidiaries that are subject to its control to, without the prior written consent of BAC (and Continental shall provide BAC with prompt notice of any events referred to in this Section 7.2 occurring after the date hereof):

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Continental or any of its Subsidiaries to Continental or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the ordinary course of business consistent with past practice;

          (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than cash dividends on the Continental Common Stock not exceeding $0.15 per share per quarter payable out of the dividendable earnings of Continental and other than dividends out of the dividendable earnings of Continental's wholly owned Subsidiaries (other than directors or other similar qualifying shares of less than 1%) or other Subsidiaries which Continental does not control and other than regular dividends on the Continental Preferred Stock) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock other than as necessary to satisfy obligations under Continental's Dividend Reinvestment Plan or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights, or phantom stock awards or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (whether by means of stock options, restricted stock awards or otherwise); or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock except pursuant to the exercise of the Continental Options;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof, or discontinue or terminate any existing lines of business of Continental or any Subsidiary;

          (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

          (f) increase in any manner the compensation, severance or fringe benefits of any of its directors, officers or employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such directors, officers or employees, or become a party to, amend or commit itself to any pension, retirement, severance plan or program (including but not limited to, so-called "golden parachute" agreements), profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any director, officer or employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation provided that Continental may make the changes described in Sections 8.20 and 8.21 in certain Continental Options and in the Continental Stock Plans under which such Continental Options were granted;

          (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

          (h) amend or propose to amend its certificate of incorporation or its by-laws or allow any Subsidiary to do so, nor amend or waive any provision of, or redeem any rights outstanding under, the Continental Rights Agreement in any way adverse to BAC or its ability to consummate the transactions contemplated hereby or by the Stock Option Agreement;

          (i) enter into any new employment arrangements or relationships with new or existing employees which has the legal effect of any relationship other than at-will employment;

          (j) enter into any new consulting or independent contractor agreement not terminable on 30 days' or less notice or involving payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $250,000 per annum, in the case of any other such agreement, or union, guild or collective bargaining agreement; or

     (k) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.2.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

  8.1     Access and Information.

  (a) During the period from the date hereof through the Effective Time, Continental shall, and shall cause its Subsidiaries to, afford BAC, and its accountants, counsel and other representatives, reasonable access from time to time during normal business hours to the properties, books, contracts, tax returns and other tax records, commitments and records of Continental and its Subsidiaries, and shall also cause such of its officers, employees, accountants, counsel and other agents or representatives to meet and confer with BAC and its accountants, counsel and other representatives as BAC may reasonably request, for the purpose of conducting any review or investigation reasonably related to the Merger, and Continental and its Subsidiaries will cooperate fully with all such reviews and investigations.

  (b) During the period from the date hereof through the Effective Time, Continental shall furnish to BAC (i) all reports filed by Continental or any Subsidiary thereof with the SEC (other than reports filed pursuant to section 13(d) or 13(g) of the Exchange Act) or any Bank Regulator promptly upon the filing thereof, (ii) a copy of each federal income tax return filed by Continental or any Subsidiary with the IRS and each state income tax or franchise tax return filed by Continental or any Subsidiary with any state taxing authority and (iii) monthly and other interim financial statements in the form prepared by Continental for its internal use. During this period, Continental also shall notify BAC in writing promptly of any material change in the Condition of Continental or any of its Subsidiaries, taken as a whole. During the period from the date hereof through the Effective Time, BAC shall furnish to Continental all reports filed by BAC with the SEC (other than reports filed pursuant to section 13(d) or 13(g) of the Exchange Act) or any Bank Regulator promptly upon the filing thereof. During this period BAC also shall notify Continental in writing promptly of any material change in the Condition of BAC or any of its Subsidiaries, taken as a whole.

  (c) During the period from the date hereof to the Effective Time, BAC will afford Continental, and its accountants, counsel and other representatives, reasonable access during normal business hours, to the properties, books, contracts, tax returns, commitments and records of BAC and its Subsidiaries and will furnish to Continental such information with respect to the assets and business of BAC and its Subsidiaries as Continental may from time to time reasonably request in connection with this Agreement and the transactions contemplated hereby.

  (d) Notwithstanding the foregoing provisions of this Section 8.1, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

  (e) Each party shall cooperate, and shall cause each of its Subsidiaries to cooperate, with the other party and its accountants, counsel and other representatives, in connection with the preparation of any applications and documents required to obtain the Requisite Regulatory Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith.

  (f) From and after the date hereof, each of BAC and Continental shall use its commercially reasonable efforts to satisfy or cause to be satisfied all conditions to their respective obligations under this Agreement. While this Agreement is in effect, neither BAC nor Continental shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms. While this Agreement is in effect, Continental shall not effect any merger, consolidation or other business combination (including without limitation the acquisition of a controlling interest in all or substantially all of the assets of any Person), or any sale of all or substantially all of its assets, or agree to do any of the foregoing.

  8.2     S-4; Regulatory Matters.

  (a) BAC and Continental shall promptly prepare and file with the SEC the Proxy Statement and BAC shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of BAC and Continental shall provide reasonable opportunity for the other to review and comment upon the contents of the Proxy Statement and the S-4 and shall not include therein or omit therefrom any information to which counsel to the other shall reasonably object. After the date of the mailing of the Proxy Statement, each of BAC and Continental agrees promptly to notify the other of and to correct any information which either of them shall have furnished for inclusion in the Proxy Statement that shall have become false or misleading in any material respect. Each of BAC and Continental shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. BAC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of BAC Common Stock and BAC Mirror Preferred Stock in the Merger and BAC Common Stock upon the exercise of the Continental Options, and Continental shall furnish all information concerning Continental and the holders of Continental Common Stock and Continental Preferred Stock as may be reasonably requested in connection with any such action.

  (b) BAC and Continental shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation, to effect all filings and to obtain the Requisite Regulatory Approvals and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable following the Stockholders' Meeting.

  8.3 Stockholders' Approval. Continental shall promptly call a meeting of its stockholders to be held as soon as practicable for the purpose of voting upon the Merger (the "Stockholders' Meeting"), provided that in no event shall such meeting be held later than June 30, 1994 provided that the S-4 shall then be effective. In connection with the Stockholders' Meeting, Continental shall mail the Proxy Statement to its stockholders. The Board of Directors of Continental shall submit for approval of its stockholders the matters to be voted upon at the Stockholders' Meeting, and shall recommend approval of the Merger and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such stockholder approval.

  8.4 Other Offers. Continental shall not, nor shall it permit any of its Subsidiaries, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its Subsidiaries, to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or agree to or endorse any Acquisition Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that this Section 8.4 shall not prohibit any public disclosure of the factual aspects of any Acquisition Proposal by Continental that otherwise is required by applicable federal or state law. Continental shall promptly advise BAC orally and in writing of any such inquiries or proposals and the details thereof. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Continental or any Subsidiary of Continental or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Continental or any Subsidiary of Continental other than the transactions contemplated by this Agreement and the Stock Option Agreement.

  8.5 Press Releases. Prior to the issuance thereof, BAC and Continental shall consult with each other as to the form and substance of any press release or other public disclosure (including any public disclosure permitted by Section 8.4) materially related to this Agreement, the Merger or any other transaction contemplated hereby.

  8.6 Notice of Defaults. Continental shall promptly notify BAC of (i) any material change in its Condition, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, (iii) the institution or the threat of material litigation involving Continental or any Subsidiary or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct in all material respects as of the Effective Time. As used in the preceding sentence, "material litigation" shall mean any case, arbitration or other adversary proceeding or other matter which would have been required to be disclosed on the Continental Disclosure Schedule pursuant to Section 5.8 if in existence on the date hereof or in respect of which the legal fees and other costs of Continental or any Subsidiary might reasonably be expected to exceed $250,000 over the entire life of such matter. Continental shall also promptly notify BAC of any adverse development involving any matter disclosed on the Continental Disclosure Schedule in response to Section 5.8 which shall occur after the date hereof and which might reasonably be expected to increase the financial exposure of Continental or any Subsidiary thereof in an amount exceeding $1,000,000, and in any event Continental shall regularly advise BAC of significant changes in the status of any such matters.

  8.7 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and to cause any of the conditions to the Closing hereunder which are to be satisfied by such party to be satisfied. BAC and Continental shall, and shall cause each of their respective Subsidiaries to, use their commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary or, in the reasonable opinion of BAC, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of BAC shall be deemed to have been granted authority in the name of Continental to take all such necessary or desirable action. Continental, upon request, shall deliver to BAC such appropriate certifications or opinions by Continental's officers or counsel as BAC shall reasonably request under the circumstances.

  8.8     Indemnification.

  (a) For six years after the Effective Time, BAC shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Continental and its Subsidiaries (each, an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent then permitted under Delaware law and by Continental's charter and by-laws as in effect on the date hereof. If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.8.

  (b) For a period of six years after the Effective Time, BAC shall maintain in effect the current policies of directors' and officers' liability insurance maintained by Continental (provided that BAC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the beneficiaries thereof) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that BAC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Continental for such insurance. Notwithstanding anything to the contrary contained elsewhere herein, BAC's agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under Continental's directors' and officers' insurance policies (or any substitute policies permitted by this Section 8.8(b)).

  (c) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and each Indemnified Party's heirs and representatives.

  8.9     Conversion of Stock Options; Restricted Stock.

  (a) At the Effective Time, all rights with respect to Continental Common Stock pursuant to the Continental Options, except stock appreciation rights granted under Continental's 1991 Performance Unit Plan (the "Continental 1991 Plan"), which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to BAC Common Stock, and BAC shall assume each such Continental Option, in accordance with the stock option agreement by which it is evidenced, except as provided below. From and after the Effective Time, (i) each such Continental Option assumed by BAC may be exercised solely for shares of BAC Common Stock, or cash to the extent permitted for stock appreciation rights, and may be exercised during the time provided in accordance with the stock option agreement by which it is evidenced, provided that (A) Continental Options held by the seven Continental employees who are parties to existing termination agreements with Continental (Messrs. Theobald, O'Neill, Huber, Higgins, Sherman, Stocker and Thompson) may be exercised during the time period provided in accordance with the stock option agreement by which it is evidenced and, if longer, to the extent the options are vested as of the Effective Time, within a one-year period following a termination of employment entitling an optionee to benefits under such termination agreement, but not to exceed the original term of the options, and, in addition, (B) the time to exercise options by certain other employees who receive severance pay under BAC's severance program in accordance with Section 8.21, which options are vested as of the employees' separation date, or which would have vested had the employee remained employed during the particular employee's severance pay period (except for options issued within six months of such employee's separation date), shall be the time period provided in accordance with the stock option agreement by which such options are evidenced and, if longer, one year from the employee's separation date in accord with and subject to BAC's severance program, as referenced in Section 8.21, not to exceed the original term of the options; provided, however, that all such extensions of time to exercise options, for anyone, shall be subject to prohibitions of applicable law or regulatory constraints, (ii) the number of shares of BAC Common Stock subject to each such Continental Option shall be equal to the number of shares of Continental Common Stock subject to such Continental Option immediately prior to the Effective Time multiplied by the Per Share Stock Consideration and (iii) the per share exercise price under each such Continental Option shall be adjusted by dividing the per share exercise price under each such Continental Option by the Per Share Stock Consideration and rounding down to the nearest cent; provided, however, that the terms of each such Continental Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. After the Effective Time, no Continental Option may be exercised for fractional shares. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification," as defined in section 425 of the Code, as to any stock option which is an "incentive stock option," as defined in section 422 of the Code. At the Effective Time, all rights with respect to Continental Common Stock pursuant to stock appreciation rights granted by Continental under the Continental 1991 Plan, which are outstanding at the Effective Time, whether or not then exercisable, shall be settled for cash provided that the amount payable for each stock appreciation right granted in March 1991 shall not exceed $2.62 and the amount payable for each stock appreciation right granted in April 1991 shall not exceed $0.435.

  (b) All restrictions or limitations on transfer with respect to Continental Common Stock awarded under a Continental Stock Plan or any other plan, program or arrangement ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the BAC Common Stock into which such Restricted Stock is converted pursuant to Article III.

  (c)     Except as provided herein or as otherwise agreed to by the parties,
(i) the provisions of the Continental Stock Plans and any other plan, program or arrangement pursuant to which Continental may, or may be required to, issue Continental Common Stock or compensation based on Continental Common Stock, shall be amended or deleted as of the Effective Time, and (ii) Continental shall ensure that following the Effective Time no holder of Continental Options or any participant in any Continental Stock Plan shall have any right thereunder to acquire any equity securities of Continental or any of its Subsidiaries.

  8.10    Certain Change of Control Matters.

  (a) From and after the date hereof, as generally or specifically designated in writing by BAC, Continental shall take all action necessary to the extent permitted under any Plan so that the execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated thereby will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employees under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits; provided, however, that to the extent Continental has entered into agreements with respect to stock option awards or stock appreciation rights which provide for acceleration of vesting upon a change in control, or with respect to the termination agreements referenced in Section 8.9(a) of this Agreement, such agreements may remain in effect notwithstanding this section of the Agreement. Any action taken by Continental pursuant to this Section 8.10 shall not constitute a failure of condition to the obligations of BAC hereunder or give rise to any right of termination on the part of BAC hereunder.

  (b) Each of BAC and Continental shall use all commercially reasonable efforts to exempt the transactions contemplated by this Agreement and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable State Takeover Law.

  8.11 Termination Payment and Other Matters. If this Agreement is terminated pursuant to its terms other than by BAC pursuant to Section 10.2, or other than by either party pursuant to Section 10.1(b) or other than by Continental pursuant to Section 10.1(d), and an Acquisition Event shall occur after the date hereof and within 18 months after the date of such termination, Continental shall pay promptly, but in no event later than two business days after the occurrence of such Acquisition Event, by wire transfer of immediately available Federal Funds to such account as BAC shall designate, the greater of
(i) $60 million and (ii) if applicable, an amount equal to the sum of (A) BAC's out-of-pocket expenses (and the allocated cost of its in-house legal and accounting departments) in connection with the transactions hereby contemplated and (B) 3% of the Aggregate Value of the Acquisition Event (less, however, any payments received by BAC as a result of section 2.1 of that certain Agreement dated January 20, 1994 between BAC and Continental). For purposes of this subsection, the "Aggregate Value" of the Acquisition Event shall be the sum of
(a) the product of (1) the average consideration paid per share of Continental Common Stock and (2) the sum of (a) the number of such shares outstanding plus (b) the number of such shares issuable upon exercise of options, warrants or other rights for conversion or exchange of securities at exercise, conversion or exchange prices per share lower than the consideration described in (1) above; (b) the product of (1) the average consideration paid (other than pursuant to clause (c) of this section) per share of non-convertible preferred stock of Continental and (2) the number of such shares outstanding; (c) the value of any preferred stock of Continental assumed or any preferred or common stock redeemed or repurchased in the transactions involving the Acquisition Event; and (d) the value of any consideration received by Continental in exchange for any shares of its capital stock or other securities. For purposes of this subsection, the term "Acquisition Event" shall mean any of the following: (i) any Person (other than BAC or any Subsidiary thereof) shall have acquired pursuant to a tender offer or otherwise beneficial ownership of 20% or more of the outstanding shares of Continental Common Stock; (ii) Continental or CB shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than BAC or a Subsidiary thereof) to (A) effect a merger, consolidation or similar transaction involving Continental or CB, (B) sell, lease or otherwise dispose of assets of Continental or its Subsidiaries representing 15% or more of the consolidated assets of Continental and its Subsidiaries, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Continental or any Subsidiaries thereof.

  8.12 Letter of Continental's Accountants. Continental shall use all reasonable efforts to cause to be delivered to BAC letters of Price Waterhouse, Continental's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and two business days before the Closing Date and addressed to BAC, in form and substance reasonably satisfactory to BAC, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  8.13 Letter of BAC's Accountants. BAC shall use all reasonable efforts to cause to be delivered to Continental letters of Ernst & Young, BAC's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and two business days before the Closing Date and addressed to Continental, in form and substance reasonably satisfactory to Continental, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  8.14 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event (including, without limitation, knowledge of any circumstance involving a potential unasserted claim) having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. BAC and Continental shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed (other than reports filed under section 13(d) or 13(g) of the Exchange Act). BAC, Continental, each Subsidiary of Continental that is a bank and Bank of America National Trust and Savings Association ("BofA") shall file all Call Reports with the appropriate Bank Regulators and all other reports required to be filed with the Federal Reserve Board between the date hereof and the Effective Time and shall make available to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any Governmental Entity in connection with this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

  8.15 Accounting Methods. Continental shall not change its methods of accounting in effect at December 31, 1993, except as required by changes in GAAP as concurred in by its independent auditors. Continental shall not change its fiscal year.

  8.16 Coordination of Dividends. Each of BAC and Continental shall coordinate with the other the declaration of any dividends in respect of BAC Common Stock and Continental Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of BAC Common Stock or Continental Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of BAC Common Stock and/or Continental Common Stock and any shares of BAC Common Stock any such holder received in exchange therefor in the Merger.

  8.17 Continental Accruals and Reserves. Prior to the Closing Date, Continental shall review and, to the extent determined necessary or advisable, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications and levels of reserves and accruals and reserves to (i) reflect the Surviving Corporation's plans with respect to the conduct of Continental's business following the Merger and (ii) make adequate provision for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of BAC. Prior to the Closing, Continental also will adjust loan loss and OREO reserves as may be appropriate, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, in light of the then anticipated post-Closing disposition of certain Continental assets. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 8.17. Notwithstanding the foregoing, Continental shall not be obligated to take in any respect any such action pursuant to this Section 8.17 (other than pursuant to the preceding sentence) unless and until BAC acknowledges that all conditions to its obligations to consummate the Merger have been satisfied.

  8.18 Affiliates. At least 40 days prior to the Closing Date, Continental shall deliver to BAC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of Continental, "affiliates" of Continental for purposes of Rule 145 under the Securities Act. Continental shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to BAC prior to the Closing Date a written "Affiliates" agreement, in customary form, providing that such person shall dispose of the BAC Common Stock and BAC Mirror Preferred Stock to be received by such person in the Merger only in accordance with applicable law and, in addition, in such agreement, such Affiliate shall represent that they have no present plan or intention to dispose of any such shares of BAC capital stock.

  8.19 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either BAC or Continental, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

  8.20    Intentionally Omitted.

  8.21 BAC Severance Benefits. BAC shall adopt, effective as of the Effective Time, a severance program for Continental employees which is similar in all material respects to BAC's Merger Transition Program and U.S. Senior Management Transition Program (which are described in the previously used brochures attached hereto as Exhibit 8.21) with respect to severance pay and stock treatment and similar in all material respects to BAC's Employee Transition Program (as described in the current brochure attached hereto as Exhibit 8.21) with respect to all other benefits. BAC shall maintain such severance program in effect for not less than 12 months following the Effective Time; provided that benefits under such program may be modified or eliminated earlier if they are of little financial consequence to recipients. Such severance program shall not apply to Continental employees who are party to termination agreements with Continental.

  8.22 Continental Benefit Plans. Continental employee benefit plans will remain in effect temporarily after the Effective Time. As soon as practicable after the Effective Time, Continental employee benefit plans will be discontinued or merged into BAC plans and employees of Continental shall become eligible for the employee benefit plans of BAC on the same terms as such plans and benefits are generally offered from time to time to employees of BofA in comparable positions with BofA. Such employees shall be credited for the years of service with Continental and its affiliates under the employee benefit plans to be provided by BAC to such employees, to the same extent such service was recognized for similar plans of Continental. However, with respect to any pension benefit plan of BAC, such service will be counted only for purposes of vesting, eligibility for participation and early retirement and the rate of prospective benefit accrual. Following the Effective Time, BAC shall have the same legal rights and legal obligations, which it shall honor, subject to the terms thereof, as Continental arising under all employment, severance and other compensation contracts disclosed in the Continental Disclosure Schedule, including without limitation the obligations arising under the termination agreements with the seven individuals referred to in Section 8.9(a).

  8.23 Continental Internal Audit Function; Peer Review. As soon as practicable following the date of this Agreement, but in no event later than 90 days after such date, Continental shall cause to be completed (and a written report thereon furnished to BAC) a peer review with respect to the internal audit function of Continental (which function has been outsourced to Continental's independent accounting firm). Such peer review shall be conducted in accordance with the applicable requirements of the Institute of Internal Auditors.

  8.24 Continental Dividend Reinvestment Plan. As soon as practicable after the date hereof, Continental shall terminate its dividend reinvestment plan.

  8.25 Execution and Delivery of Stock Option Agreement. The parties agree that the Stock Option Agreement shall be executed and delivered immediately following the execution and delivery of this Agreement.


                                   ARTICLE IX

                                   CONDITIONS

  9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of BAC and Continental to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) The stockholders of Continental shall have approved all matters relating to the Merger required to be approved by such stockholders by the vote required under the DGCL at the Stockholders' Meeting.

          (b) This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by each Bank Regulator and any other Governmental Entity whose approval is required for consummation of the transactions contemplated hereby, all such approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (c) The S-4 shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

          (d) Neither BAC nor Continental shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger and no proceeding shall have been initiated by any Governmental Entity and be continuing seeking such an injunction. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation thereof illegal.

          (e) BAC shall have received all state securities and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

          (f) The shares of BAC Common Stock and BAC Mirror Preferred Stock which shall be issued to the holders of the capital stock of Continental upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  9.2 Conditions to Obligations of Continental to Effect the Merger. The obligations of Continental to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of BAC set forth in Article VI shall as of the date hereof and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date), not contain any inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on BAC, and Continental shall have received a certificate dated as of the Closing Date signed by the chief executive officer and the chief financial officer of BAC to that effect.

          (b) Performance of Obligations. BAC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Continental shall have received a certificate dated as of the Closing Date signed by the chairman and chief executive officer or the vice chairman and chief financial officer of BAC to that effect.

          (c) Opinion of Counsel. Continental shall have received the opinions of Michael J. Halloran, Executive Vice President and General Counsel of BAC, and Pillsbury Madison & Sutro, counsel to BAC, both dated the Closing Date, substantially in the form of Exhibits 9.2(c)-1 and 9.2(c)-2 hereto, respectively.

          (d) Comfort Letter of BAC's Auditors. Continental shall have received the letter of Ernst & Young, BAC's independent auditors, prepared pursuant to the provisions of Section 8.13.

          (e) Tax Opinion. Continental shall have received the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Continental, dated the Closing Date, in the form attached hereto as Exhibit 9.2(e) to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that BAC and Continental will each be a party to that reorganization within the meaning of section 368(b) of the Code and that no gain or loss will be recognized by the stockholders of Continental to the extent they receive BAC Common Stock or BAC Mirror Preferred Stock solely in exchange for shares of Continental Common Stock or Continental Preferred Stock.

  9.3 Conditions to Obligations of BAC to Effect the Merger. The obligations of BAC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Continental set forth in Article V shall as of the date hereof (or, if subject to a portion of the Continental Disclosure Schedule, as of the delivery date of such portion) and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date), not contain any inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on Continental, which in any event (and without limiting the meaning thereof) shall be deemed to have occurred if involving losses, liabilities (which if contingent could reasonably be expected to result in loss), costs or expenses of more than $75 million; and BAC shall have received a certificate dated as of the Closing Date signed by the chief executive officer and the chief financial officer of Continental to that effect.

          (b) Performance of Obligations. Continental shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and BAC shall have received a certificate dated as of the Closing Date signed by the chief executive officer and the chief financial officer of Continental to that effect.

          (c) Consents Under Agreements. The consent, approval or waiver of each Person (other than Governmental Entities) whose consent or approval shall be required in order to permit the succession by BAC as the Surviving Corporation in the Merger to any material obligation, right or interest of Continental or any Subsidiary of Continental under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained.

          (d) Legal Opinion. BAC shall have received the opinion of Mayer, Brown & Platt, counsel to Continental, dated the Closing Date, substantially in the form attached hereto as Exhibit 9.3(d).

          (e) Regulatory Agreements. As of the Effective Time, any Regulatory Agreements binding upon Continental or any of its Subsidiaries shall be terminated and of no further force or effect and BAC shall have received written confirmation thereof from the appropriate Bank Regulator and shall have furnished a true and correct copy thereof to BAC.

          (f) Litigation, etc. There shall be no pending or threatened material actions or proceedings by any Person against BAC, Continental, or any Subsidiary of either or any director, officer or employee thereof challenging or in any way or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any damages against any Person as a result of the transactions contemplated hereby.

          (g) Expense Reports; Payment of Expenses. At least three days prior to the Effective Time, all attorneys, accountants, investment bankers and other advisors and agents for Continental and its Subsidiaries shall have submitted to Continental (with a copy to BAC) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, Continental shall have prepared and submitted to BAC a summary of such fees and expenses for the transaction. At the Effective Time, (i) such advisors shall have submitted their final bills for such fees and expenses to Continental and its Subsidiaries for services rendered, with a copy to be delivered to BAC, and based on such summary, Continental shall have prepared and submitted to BAC a final calculation of such fees and expenses, (ii) Continental shall have accrued and paid, and have caused its Subsidiaries to have accrued and paid, the amount of such fees and expenses as calculated above after BAC has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released BAC from liability for any fees and expenses. BAC shall not be liable for any such fees and expenses.

          (h) Comfort Letter of Continental's Auditors. BAC shall have received the letters from Price Waterhouse, as Continental's independent auditors, prepared pursuant to the provisions of Section 8.12.

          (i) Rights Agreement. None of the events described in section 11(a)(ii) or 13 of the Continental Rights Agreement shall have occurred, and the rights thereunder shall not have become nonredeemable and such rights shall not become exercisable for capital stock of BAC upon consummation of the Merger.

          (j) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its Subsidiaries, including, without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the reasonable business judgment of BAC would be burdensome in the context of the transactions contemplated by this Agreement, other than such caused by any share repurchase or plan or program therefor of BAC.

          (k) Contingent Liabilities. Except for matters described in the Continental Disclosure Schedule (and as to such matters only to the extent of the facts made available to BAC on or before the expiration of the Special Termination Rights), Continental, at the time of the Closing, shall not be subject to any suit, action or proceeding, or any investigation or inquiry by any Governmental Entity (collectively, "proceeding"), which shall be pending or, to the knowledge of Continental, threatened, against or affecting Continental or any Subsidiary of Continental, nor shall there be any potential unasserted claim or liability not heretofore disclosed in the Continental Disclosure Schedule (whether or not such claim or liability is required to be accrued or disclosed under SFAS No. 5) unless BAC shall have determined, in the exercise of its reasonable business judgment, that each proceeding, claim or liability likely would not have either individually or in the aggregate with all other such proceedings, claims or liabilities, a Material Adverse Effect on Continental (which in any event (and without limiting the meaning thereof) shall be deemed to have occurred if involving losses, liabilities (which if contingent could reasonably be expected to result in loss), costs or expenses of more than $75 million), except in either case for proceedings, claims or liabilities incurred since the date of this Agreement in the ordinary course of business.

          (l) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the Condition of Continental.

          (m) Stock Option Agreement. Immediately following the execution and delivery of this Agreement, Continental and BAC shall have executed and delivered the Stock Option Agreement.

                                   ARTICLE X

                           TERMINATION AND AMENDMENT

  10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of Continental, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of BAC and the Board of Directors of Continental; or

          (b) By the Board of Directors of BAC or the Board of Directors of Continental if (i) the Federal Reserve Board or the Illinois Commissioner of Banks and Trust Companies has denied approval of the Merger and such denial has become final and nonappealable or (ii) the Effective Time does not occur within 12 months from the date of this Agreement unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its covenants and agreements set forth herein required to be performed or observed by such party on or before the Effective Time; or

          (c) By BAC (if it is not in material breach of any of its obligations hereunder) (i) pursuant to notice in the event of (A) a breach or failure by Continental that is material in the context of the transactions contemplated hereby of any covenant or agreement by Continental contained herein or (B) any inaccuracies or omissions in the representations or warranties of Continental contained herein the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on Continental (which in any event (and without limiting the meaning thereof) shall be deemed to have occurred if involving losses, liabilities (which if contingent could reasonably be expected to result in loss), costs or expenses of more than $75 million), in either case which has not been, or cannot be, cured within 30 days after written notice thereof is given to Continental, or (ii) in the event of any failure, or, prior to the Closing, any prospective failure on the part of Continental to fulfill any condition set forth in Section 9.1 or 9.3, provided that no termination based upon such a prospective failure shall occur unless BAC has theretofore notified Continental thereof and Continental has not, within 30 days after receipt of such notice, remedied such prospective failure; or

          (d) By Continental (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of (A) a breach or failure by BAC that is material in the context of the transactions contemplated hereby of any covenant or agreement by BAC contained herein or
  (B) any inaccuracies or omissions in the representations or warranties of BAC contained herein the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on BAC, in either case which has not been, or cannot be, cured within 30 days after written notice thereof is given to BAC; or

          (e) By BAC if, after the date hereof, there has occurred any Material Adverse Effect (or any development or condition that might reasonably be expected to result in a Material Adverse Effect) with respect to Continental provided that BAC shall have given 30 days' written notice of such termination to Continental and Continental shall not have remedied such event by the end of such 30-day period; or

          (f) By BAC if, after the date hereof, any Person (other than BAC or any Subsidiary thereof) shall become the beneficial owner of 20% or more of the then outstanding shares of Continental Common Stock or any Person (other than BAC or a Subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of Continental Common Stock.

  10.2 Special BAC Rights of Termination. Continental shall deliver to BAC all remaining portions of the Continental Disclosure Schedule not heretofore delivered to BAC as promptly as practicable after the date hereof. Notwithstanding any investigation made by or information known to BAC prior to the date hereof and notwithstanding anything to the contrary herein, and in recognition of the fact that BAC, as of the date hereof, has not had an opportunity to complete its due diligence review of Continental and that Continental has not, as of the date hereof, delivered to BAC all portions of the Continental Disclosure Schedule, in addition to the termination rights set forth in Section 10.1, BAC shall have the following rights (the "Special Termination Rights"): (i) for 10 business days after the date of receipt by BAC of all such remaining portions of the Continental Disclosure Schedule in form and detail of presentation reasonably satisfactory to BAC, to terminate this Agreement in its sole discretion; and (ii) at any time after the date of this Agreement through and including the date that is 30 days after the date Continental delivers to BAC all remaining portions of the Continental Disclosure Schedule in form and detail of presentation reasonably satisfactory to BAC, to terminate this Agreement if BAC shall identify any circumstance which, in the reasonable business judgment of the Board of Directors (which includes a committee thereof) of BAC, acting in good faith and with due regard for principles of fair dealing, could (w) materially and adversely impact the reasonably expected financial or business benefits to BAC of the transactions contemplated by this Agreement, (x) be inconsistent in any material and adverse respect with any of the representations and warranties of Continental contained in this Agreement, (y) materially and adversely affect the business, operations, properties, financial condition, results of operations or prospects of Continental and its Subsidiaries on a consolidated basis or (z) deviate materially and adversely from Continental's financial statements for the year or the quarter ended December 31, 1993. BAC may exercise the Special Termination Rights by written notice to Continental pursuant to Section 11.6.

  10.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 or 10.2, this Agreement shall become void and have no effect, except that (i) the provisions of Section
11.1 shall survive any such termination and abandonment, (ii) the Stock Option Agreement shall be governed by its own terms as to termination and (iii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement and Continental shall not be relieved of any obligation it may have under Section 8.11.

  10.4 Non-Survival of Representations, Warranties and Covenants Following the Effective Time. Except for Articles III and IV and Sections 8.8, 8.9, 8.11, 8.19, 8.21, 8.22, Section 10.5(b) and Article XI, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

  10.5    Termination Expenses.

  (a) Subject to paragraph (b) below and except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and all other terms and conditions of this Agreement, and the transactions contemplated hereby, will be paid by the party incurring such costs and expenses.

  (b) In the event this Agreement is terminated pursuant to Section 10.1(c) or (d), and without limiting any rights BAC may have under Section 8.11, the terminating party and each of its Subsidiaries shall be entitled to reimbursement from the non-terminating party and its Subsidiaries for all reasonable internal and external costs, fees and expenses incurred by such terminating party and any of its Subsidiaries in connection with the transactions contemplated hereby, including the preparation, printing, filing, shipping, and distribution of the S-4 and the Proxy Statement and the pursuit of the Requisite Regulatory Approvals (such fees and expenses to include all legal, consulting and accounting fees, disbursements and expenses). To the extent any such expenses are reimbursed pursuant to this Section 10.5(b), such payments shall be credited against any similar obligations of Continental under Section 8.11.

  10.6 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Continental or of BAC, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  10.7 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE XI

                               GENERAL PROVISIONS

  11.1 Expenses. Unless otherwise agreed by the parties in writing or as otherwise provided herein, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger.

  11.2 Entire Agreement. Except as otherwise expressly provided herein and except for that certain Agreement dated January 20, 1994 between BAC and Continental and except for that certain Confidentiality Agreement dated December 16, 1993, between BAC and Continental, this Agreement and the Stock Option Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Sections 8.8, 8.20, 8.21 and 8.22, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity, other than BAC, Continental, Merger Corporation or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  11.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of BAC and Continental, provided, however, that the provisions hereof relating to the manner or basis in which shares of Continental capital stock will be exchanged for the Merger Consideration shall not be amended after the Stockholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of Continental capital stock entitled to vote thereon.

  11.4 Waivers. Prior to or at the Effective Time, each of BAC and Continental shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

  11.5 No Assignment. Neither of the parties hereto may assign any of its rights or delegate any of its obligations (whether by operation of law or otherwise) under this Agreement to any other person or entity. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect. Subject to the foregoing provisions of this Section 11.5, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered by overnight courier or by facsimile transmission (and confirmed by registered or certified mail, postage prepaid) to the persons at the addresses or facsimile transmission numbers set forth below (or at such other address or facsimile transaction numbers as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

  Continental:             Continental Corporation
                           231 South LaSalle Street
                           Chicago, Illinois 60697
                           Attn:    Michael E. O'Neill
                           Fax:  (312) 828-1839

  Copy to:                 Mayer, Brown & Platt
                           190 South LaSalle Street
                           Chicago, Illinois 60603-3441
                           Attn:    Richard S. Brennan, Esq.
                           Fax:  (312) 701-7711

  Additional copy to:      Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Attn:    Edward D. Herlihy, Esq.
                           Fax:  (212) 403-2000

  BAC:                     BankAmerica Corporation
                           555 California Street
                           San Francisco, California 94104
                           Attn:    Doyle L. Arnold
                                    Executive Vice President
                                    Corporate Development
                           Fax:  (415) 953-0390

  Copy to:                 BankAmerica Corporation
                           555 California Street
                           San Francisco, California 94104
                           Attn:    Michael J. Halloran, Esq.
                                    Executive Vice President and
                                    General Counsel
                           Fax:  (415) 953-0944

  Additional copy to:      Pillsbury Madison & Sutro
                           235 Montgomery Street
                           San Francisco, California 94104
                           Attn:    Rodney R. Peck, Esq.
                           Fax:  (415) 398-2096

  11.7 Specific Performance. The parties hereby acknowledge and agree that the failure of Continental to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury to BAC for which damages, even if available, will not be an adequate remedy. Accordingly, Continental hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of Continental's obligations and to the granting by any such court of the remedy of the specific performance by Continental of its obligations hereunder.

  11.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

  11.9 Consent to Jurisdiction. Each of the parties hereby submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the Federal courts of the United States of America located in Delaware in respect of the transactions contemplated by this Agreement and the Stock Option Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the transactions contemplated by this Agreement or the Stock Option Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the Agreement and the Stock Option Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

  11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

  11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

  IN WITNESS WHEREOF, BAC and Continental have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            BANKAMERICA CORPORATION



                                            By: /s/ Doyle L. Arnold
                                            Name: Doyle L. Arnold
Attest: /s/ Cheryl A. Sorokin               Title: Executive Vice President
Name: Cheryl A. Sorokin
Title: Executive Vice President and
       Secretary

                                            CONTINENTAL BANK CORPORATION



                                            By: /s/ Thomas C. Theobald
                                            Name: Thomas C. Theobald
Attest: /s/ Richard S. Brennan              Title: Chairman and Chief Executive
Name: Richard S. Brennan                           Officer
Title: Secretary

                                                                      APPENDIX A

              ILLUSTRATIVE CALCULATIONS OF STOCK CONSIDERATION,
                     CASH CONSIDERATION AND STOCK AMOUNT

ILLUSTRATION OF CALCULATIONS OF PER SHARE STOCK CONSIDERATION, PER SHARE CASH
  CONSIDERATION AND STOCK AMOUNT AT DIFFERENT FINAL BAC STOCK PRICE FIGURES
             (AS SUCH TERMS ARE DEFINED IN THE MERGER AGREEMENT)
                 (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
- ------------------------------
 FLOOR PRICE:      $36.16
 CEILING PRICE:    $55.84
- ------------------------------
- --------------------------------------------------------------------------------
 THIS ILLUSTRATION ASSUMES THAT 51,110,000 SHARES OF CONTINENTAL COMMON STOCK
 WILL BE OUTSTANDING AT THE DETERMINATION DATE.
- --------------------------------------------------------------------------------

     THERE CAN BE NO ASSURANCE AS TO WHAT THE FINAL BAC STOCK PRICE WILL BE OR WHAT THE VALUE OF BAC COMMON STOCK TO BE ISSUED IN THE MERGER WILL BE AT OR FOLLOWING THE EFFECTIVE TIME.

                                                                                 ADJUSTED          CHANGE IN
                                                                              PER SHARE CASH     STOCK AMOUNT
                               TOTAL VALUE TO CONTINENTAL                      CONSIDERATION      PURSUANT TO
 ASSUMED       ----------------------------------------------------------       PURSUANT TO       SECTION 3.4
  FINAL                                        STOCK          PER SHARE       SECTION 3.4 OF         OF THE         BAC
BAC STOCK                                    VALUE PER          CASH            THE MERGER           MERGER        STOCK
  PRICE        CASH     STOCK     TOTAL        SHARE        CONSIDERATION        AGREEMENT         AGREEMENT       AMOUNT
- ----------     ----     -----     ------     ----------     -------------     ---------------     ------------     ------
  $30.00       $939     $637      $1,577       $30.85          $ 30.85            $ 33.41             4.364        25.613
   30.50        939      648       1,587        31.06            31.06              33.41             3.944        25.193
   31.00        939      659       1,598        31.26            31.26              33.41             3.537        24.787
   31.50        939      669       1,609        31.47            31.47              33.41             3.144        24.393
   32.00        939      680       1,619        31.68            31.68              33.41             2.763        24.012
   32.50        939      691       1,630        31.89            31.89              33.41             2.393        23.643
   33.00        939      701       1,640        32.10            32.10              33.41             2.035        23.285
   33.50        939      712       1,651        32.30            32.30              33.41             1.688        22.937
   34.00        939      722       1,662        32.51            32.51              33.41             1.350        22.600
   34.50        939      733       1,672        32.72            32.72              33.41             1.023        22.272
   35.00        939      744       1,683        32.93            32.93              33.41             0.705        21.954
   35.50        939      754       1,694        33.13            33.13              33.41             0.395        21.645
   36.00        939      765       1,704        33.34            33.34              33.41             0.095        21.344
- ---------------------------------------------------------------------------------------------------------------------------
   36.16        939      768       1,708        33.41            33.41                 --             0.000        21.250
- ---------------------------------------------------------------------------------------------------------------------------
   36.50        939      776       1,715        33.55            33.55                 --             0.000        21.250
   37.00        939      786       1,725        33.76            33.76                 --             0.000        21.250
   37.50        939      797       1,736        33.97            33.97                 --             0.000        21.250
   38.00        939      807       1,747        34.17            34.17                 --             0.000        21.250
   38.50        939      818       1,757        34.38            34.38                 --             0.000        21.250
   39.00        939      829       1,768        34.59            34.59                 --             0.000        21.250
   39.50        939      839       1,779        34.80            34.80                 --             0.000        21.250
   40.00        939      850       1,789        35.01            35.01                 --             0.000        21.250
   40.50        939      861       1,800        35.21            35.21                 --             0.000        21.250
   41.00        939      871       1,810        35.42            35.42                 --             0.000        21.250
   41.50        939      882       1,821        35.63            35.63                 --             0.000        21.250
   42.00        939      892       1,832        35.84            35.84                 --             0.000        21.250
   42.50        939      903       1,842        36.04            36.04                 --             0.000        21.250
   43.00        939      914       1,853        36.25            36.25                 --             0.000        21.250
   43.50        939      924       1,864        36.46            36.46                 --             0.000        21.250
   44.00        939      935       1,874        36.67            36.67                 --             0.000        21.250
   44.50        939      946       1,885        36.88            36.88                 --             0.000        21.250

                                                     IMPLIED EXCHANGE RATIO
                                                 (PER SHARE STOCK CONSIDERATION)
                                      -----------------------------------------------------
       ADJUSTED VALUE TO                  ASSUMING            ASSUMING          ASSUMING
          CONTINENTAL                  SECTION 3.4(B)      SECTION 3.4(B)    SECTION 3.4(C)
- ---------------------------------        ADJUSTMENT         ADJUSTMENT IS     ADJUSTMENT IS
  STOCK     TOTAL      PER SHARE          IS MADE            NOT MADE            MADE
- ----------  ------     ----------     ---------------     ---------------   ---------------
   $768     $1,708       $33.41            1.1136              1.0283            --
    768      1,708        33.41            1.0954              1.0182            --
    768      1,708        33.41            1.0777              1.0085            --
    768      1,708        33.41            1.0606              0.9991            --
    768      1,708        33.41            1.0440              0.9900            --
    768      1,708        33.41            1.0280              0.9811            --
    768      1,708        33.41            1.0124              0.9726            --
    768      1,708        33.41            0.9973              0.9643            --
    768      1,708        33.41            0.9826              0.9562            --
    768      1,708        33.41            0.9684              0.9484            --
    768      1,708        33.41            0.9545              0.9408            --
    768      1,708        33.41            0.9411              0.9334            --
    768      1,708        33.41            0.9280              0.9262            --
- -------------------------------------------------------------------------------------------
    768      1,708        33.41            0.9239              0.9239            --
- -------------------------------------------------------------------------------------------
    776      1,715        33.55            0.9192              0.9192            --
    786      1,725        33.76            0.9124              0.9124            --
    797      1,736        33.97            0.9058              0.9058            --
    807      1,747        34.17            0.8993              0.8993            --
    818      1,757        34.38            0.8930              0.8930            --
    829      1,768        34.59            0.8869              0.8869            --
    839      1,779        34.80            0.8810              0.8810            --
    850      1,789        35.01            0.8751              0.8751            --
    861      1,800        35.21            0.8695              0.8695            --
    871      1,810        35.42            0.8639              0.8639            --
    882      1,821        35.63            0.8585              0.8585            --
    892      1,832        35.84            0.8533              0.8533            --
    903      1,842        36.04            0.8481              0.8481            --
    914      1,853        36.25            0.8431              0.8431            --
    924      1,864        36.46            0.8382              0.8382            --
    935      1,874        36.67            0.8334              0.8334            --
    946      1,885        36.88            0.8287              0.8287            --

                                                                     APPENDIX A
                                                                     (CONTINUED)

 ILLUSTRATION OF CALCULATIONS OF PER SHARE STOCK CONSIDERATION, PER SHARE CASH
   CONSIDERATION AND STOCK AMOUNT AT DIFFERENT FINAL BAC STOCK PRICE FIGURES
              (AS SUCH TERMS ARE DEFINED IN THE MERGER AGREEMENT)
                 (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
- ------------------------------
 FLOOR PRICE:      $36.16
 CEILING PRICE:    $55.84
- ------------------------------
- --------------------------------------------------------------------------------
 THIS ILLUSTRATION ASSUMES THAT 51,110,000 SHARES OF CONTINENTAL COMMON STOCK
               WILL BE OUTSTANDING AT THE DETERMINATION DATE.
- --------------------------------------------------------------------------------

                                                                               ADJUSTED         CHANGE IN
                                                                            PER SHARE CASH     STOCK AMOUNT
                              TOTAL VALUE TO CONTINENTAL                     CONSIDERATION      PURSUANT TO
 ASSUMED       --------------------------------------------------------       PURSUANT TO       SECTION 3.4
  FINAL                                       STOCK         PER SHARE       SECTION 3.4 OF         OF THE         BAC
BAC STOCK                                   VALUE PER         CASH            THE MERGER           MERGER        STOCK
  PRICE        CASH     STOCK     TOTAL       SHARE       CONSIDERATION        AGREEMENT         AGREEMENT       AMOUNT
- ----------     ----     -----     -----     ---------     -------------     ---------------     ------------     ------
   45.00       939        956     1,895      37.08          37.08               --                0.000          21.250
   45.50       939        967     1,906      37.29          37.29               --                0.000          21.250
   46.00       939        977     1,917      37.50          37.50               --                0.000          21.250
   46.50       939        988     1,927      37.71          37.71               --                0.000          21.250
   47.00       939        999     1,938      37.92          37.92               --                0.000          21.250
   47.50       939      1,009     1,948      38.12          38.12               --                0.000          21.250
   48.00       939      1,020     1,959      38.33          38.33               --                0.000          21.250
   48.50       939      1,031     1,970      38.54          38.54               --                0.000          21.250
   49.00       939      1,041     1,980      38.75          38.75               --                0.000          21.250
   49.50       939      1,052     1,991      38.96          38.96               --                0.000          21.250
   50.00       939      1,062     2,002      39.16          39.16               --                0.000          21.250
   50.50       939      1,073     2,012      39.37          39.37               --                0.000          21.250
   51.00       939      1,084     2,023      39.58          39.58               --                0.000          21.250
   51.50       939      1,094     2,033      39.79          39.79               --                0.000          21.250
   52.00       939      1,105     2,044      39.99          39.99               --                0.000          21.250
   52.50       939      1,116     2,055      40.20          40.20               --                0.000          21.250
   53.00       939      1,126     2,065      40.41          40.41               --                0.000          21.250
   53.50       939      1,137     2,076      40.62          40.62               --                0.000          21.250
   54.00       939      1,147     2,087      40.83          40.83               --                0.000          21.250
   54.50       939      1,158     2,097      41.03          41.03               --                0.000          21.250
   55.00       939      1,169     2,108      41.24          41.24               --                0.000          21.250
   55.50       939      1,179     2,118      41.45          41.45               --                0.000          21.250
- ----------------------------------------------------------------------------------------------------------------------------
   55.84       939      1,187     2,126      41.59          41.59               --                0.000          21.250
- ----------------------------------------------------------------------------------------------------------------------------
   56.00       939      1,190     2,129      41.66          41.66             41.59              (0.061)         21.189
   56.50       939      1,201     2,140      41.87          41.87             41.59              (0.248)         21.001
   57.00       939      1,211     2,150      42.07          42.07             41.59              (0.433)         20.817
   57.50       939      1,222     2,161      42.28          42.28             41.59              (0.614)         20.636
   58.00       939      1,232     2,172      42.49          42.49             41.59              (0.792)         20.458
   58.50       939      1,243     2,182      42.70          42.70             41.59              (0.966)         20.283
   59.00       939      1,254     2,193      42.90          42.90             41.59              (1.138)         20.111
   59.50       939      1,264     2,203      43.11          43.11             41.59              (1.307)         19.942
   60.00       939      1,275     2,214      43.32          43.32             41.59              (1.473)         19.776

                                                   IMPLIED EXCHANGE RATIO
                                               (PER SHARE STOCK CONSIDERATION)
                                  ----------------------------------------------------------
        ADJUSTED VALUE TO            ASSUMING             ASSUMING             ASSUMING
           CONTINENTAL            SECTION 3.4(B)       SECTION 3.4(B)       SECTION 3.4(C)
  ---------------------------       ADJUSTMENT         ADJUSTMENT IS          ADJUSTMENT
  STOCK     TOTAL   PER SHARE        IS MADE              NOT MADE             IS MADE
  -----     -----  ----------     ----------------     ----------------     ----------------
   956      1,895      37.08           0.8241               0.8241                 --
   967      1,906      37.29           0.8196               0.8196                 --
   977      1,917      37.50           0.8152               0.8152                 --
   988      1,927      37.71           0.8109               0.8109                 --
   999      1,938      37.92           0.8067               0.8067                 --
  1,009     1,948      38.12           0.8026               0.8026                 --
  1,020     1,959      38.33           0.7986               0.7986                 --
  1,031     1,970      38.54           0.7946               0.7946                 --
  1,041     1,980      38.75           0.7908               0.7908                 --
  1,052     1,991      38.96           0.7870               0.7870                 --
  1,062     2,002      39.16           0.7833               0.7833                 --
  1,073     2,012      39.37           0.7796               0.7796                 --
  1,084     2,023      39.58           0.7761               0.7761                 --
  1,094     2,033      39.79           0.7726               0.7726                 --
  1,105     2,044      39.99           0.7691               0.7691                 --
  1,116     2,055      40.20           0.7658               0.7658                 --
  1,126     2,065      40.41           0.7625               0.7625                 --
  1,137     2,076      40.62           0.7592               0.7592                 --
  1,147     2,087      40.83           0.7560               0.7560                 --
  1,158     2,097      41.03           0.7529               0.7529                 --
  1,169     2,108      41.24           0.7499               0.7499                 --
  1,179     2,118      41.45           0.7468               0.7468                 --
- -------------------------------------------------------------------------------------------
  1,187     2,126      41.59           0.7448               0.7448                 --
- -------------------------------------------------------------------------------------------
  1,187     2,126      41.59             --                   --                 0.7427
  1,187     2,126      41.59             --                   --                 0.7361
  1,187     2,126      41.59             --                   --                 0.7297
  1,187     2,126      41.59             --                   --                 0.7233
  1,187     2,126      41.59             --                   --                 0.7171
  1,187     2,126      41.59             --                   --                 0.7110
  1,187     2,126      41.59             --                   --                 0.7049
  1,187     2,126      41.59             --                   --                 0.6990
  1,187     2,126      41.59             --                   --                 0.6932